FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

FINANCIAL STATEMENT RESPONSIBILITY

The Consolidated  Financial  Statements of the Company and its subsidiaries were
prepared  by  management  in  conformity  with  generally  accepted   accounting
principles.

The Company's system of internal controls is designed to provide reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management's authorizations and recorded to permit preparation of financial statements that present fairly the financial position and operating results of the Company. The Company's internal auditors evaluate and test the system of internal controls. The Company's Vice President and General Auditor reports directly to the Audit Committee of the Board of Directors, which is composed entirely of outside directors. The Audit Committee meets periodically with management, the Vice President and General Auditor and Arthur Andersen LLP to review and discuss internal accounting controls, audit results, accounting principles and practices and financial reporting matters.


CONSOLIDATED BALANCE SHEET
                                                                                           (In Thousands of Dollars)
====================================================================================================================
                                                                   DECEMBER 31, 1998                March 31, 1998
====================================================================================================================

ASSETS

PROPERTY
Electric                                                             $       1,109,199            $       4,102,166
Gas                                                                          3,257,726                    1,246,432
Common                                                                         345,007                      343,341
Accumulated depreciation                                                    (1,480,038)                  (1,877,858)
Gas exploration and production, at cost                                        994,104                            -
Accumulated depletion                                                         (447,733)                           -
--------------------------------------------------------------------------------------------------------------------
                                                                             3,778,265                    3,814,081
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
EQUITY INVESTMENTS AND OTHER                                                   341,346                       50,816
--------------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
Cash and temporary cash investments                                            942,776                      180,919
Customer accounts receivable                                                   142,307                      321,372
Accrued revenues                                                               178,529                      124,464
Other accounts receivable                                                      230,479                       43,744
Allowance for uncollectible accounts                                           (20,026)                     (23,483)
Special deposits                                                               145,684                       95,790
Gas in storage, at average cost                                                145,277                       14,634
Fuel oil, at average cost                                                            -                       32,142
Materials and supplies, at average cost                                         74,193                       54,883
Other                                                                           72,818                       13,807
--------------------------------------------------------------------------------------------------------------------
                                                                             1,912,037                      858,272
--------------------------------------------------------------------------------------------------------------------
DEFERRED CHARGES
Regulatory assets
   Electric related                                                                  -                    6,768,148
   Other                                                                       279,524                      163,765
Goodwill                                                                       201,887                            -
Other                                                                          382,043                      245,643
--------------------------------------------------------------------------------------------------------------------
                                                                               863,454                    7,177,556
--------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                         $       6,895,102            $      11,900,725
====================================================================================================================

The Notes to Consolidated Financial Statements are an integral part of these statements.



CONSOLIDATED BALANCE SHEET
                                                                                           (In Thousands of Dollars)
====================================================================================================================
                                                              DECEMBER 31, 1998                     March 31, 1998
====================================================================================================================

CAPITALIZATION AND LIABILITIES

CAPITALIZATION
Common stock                                                         $       2,973,388            $       1,707,559
Retained earnings                                                              474,188                      956,092
Accumulated foreign currency adjustment                                           (952)                           -
Treasury stock purchased                                                      (423,716)                      (1,204)
--------------------------------------------------------------------------------------------------------------------
   Total common shareholders' equity                                         3,022,908                    2,662,447
Preferred stock                                                                447,973                      562,600
Long-term debt                                                               1,619,067                    4,381,949
--------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                                                         5,089,948                    7,606,996
--------------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
Current maturities of long-term debt                                           398,000                      101,000
Current redemption requirements of preferred stock                                   -                      139,374
Accounts payable and accrued expenses                                          519,288                      318,701
Dividends payable                                                               66,232                       58,748
Taxes accrued                                                                   69,742                       34,753
Customer deposits                                                               29,774                       28,627
Interest accrued                                                                19,965                      146,607
--------------------------------------------------------------------------------------------------------------------
                                                                             1,103,001                      827,810
--------------------------------------------------------------------------------------------------------------------
DEFERRED CREDITS AND OTHER LIABILITIES
Regulatory liabilities
   Electric related                                                                  -                      358,363
   Other                                                                        53,137                       31,068
Deferred federal income tax                                                     71,549                    2,539,364
Postretirement benefits, claims & other reserves                               457,459                      467,655
Other                                                                           50,457                       69,469
--------------------------------------------------------------------------------------------------------------------
                                                                               632,602                    3,465,919
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
MINORITY INTEREST IN SUBSIDIARY COMPANY                                         69,551                            -
--------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                 $       6,895,102            $      11,900,725
====================================================================================================================

The Notes to Consolidated Financial Statements are an integral part of these statements.


CONSOLIDATED STATEMENT OF INCOME

                                                                                (In Thousands  of Dollars, Except Per Share Amounts)
------------------------------------------------------------------------------------------------------------------------------------
                                                         NINE MONTHS          Twelve Months      Three Months
                                                             ENDED                Ended              Ended           Year Ended
                                                      DECEMBER 31, 1998      March 31, 1998     March 31, 1997   December 31, 1996
------------------------------------------------------------------------------------------------------------------------------------

REVENUES
Gas distribution                                      $           849,543  $         645,659  $         293,391   $         684,260
Gas exploration and production                                     70,812                  -                  -                   -
Electric services                                                 408,305                  -                  -                   -
Electric distribution                                             330,011          2,478,435            557,791           2,466,435
Other                                                              63,181                  -                  -                   -
------------------------------------------------------------------------------------------------------------------------------------
Total Revenues                                                  1,721,852          3,124,094            851,182           3,150,695
------------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
Purchased gas                                                     318,703            299,469            136,727             322,641
Fuel and purchased power                                           91,762            658,338            165,140             640,610
Operations                                                        734,957            400,045             95,673             381,076
Maintenance                                                       113,714            111,120             29,340             118,135
Depreciation, depletion and amortization                          294,864            169,770             39,820             171,681
Electric regulatory amortizations                                 (40,005)            13,359             19,966              97,698
Operating taxes                                                   257,124            466,326            117,513             472,076
Federal income taxes (credit)                                     (62,506)           237,371             57,002             210,197
------------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                        1,708,613          2,355,798            661,181           2,414,114
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                   13,239            768,296            190,001             736,581
------------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME AND (DEDUCTIONS)
Transaction related expenses                                     (107,912)                 -                  -                   -
   (net of $99,701 income tax )
Interest and other-net                                             37,314             (1,583)             3,574              27,512
Minority interest                                                  29,141                  -                  -                   -
------------------------------------------------------------------------------------------------------------------------------------
Total Other Income and (Deductions)                               (41,457)            (1,583)             3,574              27,512
------------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE INTEREST CHARGES                             (28,218)           766,713            193,575             764,093

------------------------------------------------------------------------------------------------------------------------------------
Interest charges                                                  138,715            404,473            105,878             447,629
------------------------------------------------------------------------------------------------------------------------------------

NET INCOME (LOSS)                                                (166,933)           362,240             87,697             316,464
Preferred stock dividend requirements                              28,604             51,813             12,969              52,216
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) FOR COMMON STOCK                      $          (195,537) $         310,427  $          74,728   $         264,248
------------------------------------------------------------------------------------------------------------------------------------
Foreign currency adjustment                                          (952)                 -                  -                   -
====================================================================================================================================
COMPREHENSIVE INCOME (LOSS)                           $          (196,489) $         310,427  $          74,728   $         264,248
====================================================================================================================================
Average common shares outstanding (000)                           145,767            121,415            120,995             120,360

BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE    $             (1.34) $            2.56  $            0.62   $            2.20
====================================================================================================================================

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                          (In Thousands of Dollars)
------------------------------------------------------------------------------------------------------------------------------------
                                                                 NINE MONTHS      Twelve Months     Three Months
                                                                    ENDED             Ended             Ended          Year Ended
                                                              DECEMBER 31, 1998   March 31, 1998   March 31, 1997  December 31, 1996
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES

Net Income (Loss)                                            $         (166,933)  $       362,240   $        87,697   $      316,464
ADJUSTMENTS TO RECONCILE NET INCOME TO NET
      CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
  Depreciation, depletion and amortization                             294,864         169,770            39,820            171,681
  Regulatory amortization and other                                    (40,005)        (10,273)           14,047             72,439
  Deferred federal income tax                                          (85,936)        146,859            32,835            167,060
  Income from equity investments                                        (5,842)              -                 -                  -
  Dividends from equity investments                                      4,219               -                 -                  -
CHANGES IN ASSETS AND LIABILITIES (NET OF ACQUISITION)
  Accounts receivable and accrued revenues                             (81,024)          8,334           (26,817)            92,334
  Pensions and other postretirement benefits                          (283,774)              -                 -                  -
  Materials and supplies, fuel oil and gas in storage                  (63,195)         14,391            67,242            (34,531)
  Accounts payable and accrued expenses                                132,028         (54,835)          (69,958)           (13,826)
  Interest accrued                                                    (151,268)         (2,624)           16,632             (2,289)
  Special deposits                                                     (41,040)        (58,159)              635             25,146
  Other                                                                 27,618          98,381            (2,566)            97,835
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by (Used in) Operating Activities                   (460,288)          674,084           159,567          892,313
------------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES

Capital expenditures                                                  (676,563)       (297,230)          (62,479)          (291,618)
Net cash from KeySpan Acquisition                                      165,168               -                 -                  -
Net proceeds from LIPA Transaction                                   2,314,588               -                 -                  -
Miscellaneous investment                                                13,466         (31,987)              160             (4,806)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by (Used in) Investing Activities                  1,816,659          (329,217)          (62,319)        (296,424)
------------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES

Proceeds from sale of common stock                                      10,170          43,218             4,640             18,837
Treasury stock purchased                                              (423,716)              -                 -                  -
Issuance of preferred stock                                             84,973               -                 -                  -
Issuance of long-term debt                                             112,535               -                 -                  -
Redemption of long-term debt                                          (103,000)         (2,050)         (250,000)          (419,800)
Preferred stock dividends paid                                         (28,604)        (51,833)          (12,969)           (52,264)
Common stock dividends paid                                           (210,177)       (215,790)          (53,749)          (213,753)
Other                                                                  (36,695)         (2,032)             (624)              (369)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash (Used in) Financing Activities                               (594,514)         (228,487)         (312,702)        (667,349)
------------------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                   761,857           116,380          (215,454)         (71,460)
====================================================================================================================================
Cash and cash equivalents at beginning of period           $           180,919 $        64,539   $       279,993   $        351,453
Net increase (decrease) in cash and cash equivalents                   761,857           116,380          (215,454)         (71,460)
------------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                 $           942,776 $         180,919 $          64,539 $        279,993
====================================================================================================================================

Interest paid                                                         $125,914        $364,864          $112,981           $404,663
Federal income tax paid                                              $94,680          $108,980                 -            $45,050


The Notes to Consolidated Financial Statements are an integral part of these statements.


CONSOLIDATED STATEMENT OF RETAINED EARNINGS
                                                                                                     (In Thousands of Dollars)
==============================================================================================================================
                                                 DECEMBER 31, 1998     March 31, 1998     March 31, 1997   December 31, 1996
==============================================================================================================================
Balance at beginning of period                  $           956,092  $         861,751  $         840,867   $         790,919
Net income (loss) for period                               (166,933)           362,240             87,697             316,464
------------------------------------------------------------------------------------------------------------------------------
                                                            789,159          1,223,991            928,564           1,107,383
------------------------------------------------------------------------------------------------------------------------------
Deductions
Cash dividends declared on common stock                     214,012            216,086             53,844             214,255
Cash dividends declared on preferred stock                   28,604             51,813             12,969              52,240
Other, primarily write-off of                                72,355                  -                  -                  21
   capital stock expense
------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                        $           474,188  $         956,092  $         861,751   $         840,867
------------------------------------------------------------------------------------------------------------------------------

The Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENT OF CAPITALIZATION
==================================================================================================================================
                                                                    Shares Issued                        (In Thousands of Dollars)
----------------------------------------------------------------------------------------------------------------------------------
                                                   DECEMBER 31, 1998   March 31, 1998         DECEMBER 31, 1998     March 31, 1998
----------------------------------------------------------------------------------------------------------------------------------

COMMON SHAREHOLDERS' EQUITY
Common stock, $0.01 par value                           144,628,654                        $          1,446     $               -
              $5.00 par value                                           121,727,040                       -               608,635
Premium on capital stock                                                                          2,971,942             1,098,924
Retained earnings                                                                                   474,188               956,092
Accumulated foreign currency adjustment                                                                (952)                    -
Treasury stock, at cost                                  14,209,000          46,281                (423,716)               (1,204)
----------------------------------------------------------------------------------------------------------------------------------
TOTAL COMMON SHAREHOLDERS' EQUITY                                                                 3,022,908             2,662,447
----------------------------------------------------------------------------------------------------------------------------------

PREFERRED STOCK - REDEMPTION REQUIRED
Par value $100 per share
    7.40% Series L                                                -         150,500                       -                15,050
    7.66% Series CC                                               -         570,000                       -                57,000
Less - Series called for redemption                               -               -                       -                15,050
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                          -                57,000
----------------------------------------------------------------------------------------------------------------------------------

Par value $25 per share
    7.95% Series AA                                      14,520,000      14,520,000                 363,000               363,000
    $1.67 Series GG                                               -         880,000                       -                22,000
    $1.95 Series NN                                               -       1,554,000                       -                38,850
    7.05% Series QQ                                               -       3,464,000                       -                86,600
    6.875% Series UU                                              -       2,240,000                       -                56,000
Less - Series called for redemption                               -               -                       -                38,850
Less - Mandatory redemption of preferred stock                    -               -                       -                22,000
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    363,000               505,600
----------------------------------------------------------------------------------------------------------------------------------
Total Preferred Stock - Redemption Required                                                         363,000               562,600
----------------------------------------------------------------------------------------------------------------------------------

PREFERRED STOCK - NO REDEMPTION REQUIRED
Par value $100 per share
    7.07% Series B - private placement                      553,000               -                  55,300                     -
    7.17% Series C - private placement                      197,000               -                  19,700                     -
    6.00% Series A - private placement                       99,727               -                   9,973                     -
    5.00% Series B                                                -         100,000                       -                10,000
    4.25% Series D                                                -          70,000                       -                 7,000
    4.35% Series E                                                -         200,000                       -                20,000
    4.35% Series F                                                -          50,000                       -                 5,000
    5 1/8% Series H                                               -         200,000                       -                20,000
    5 3/4% Series I - Convertible                                 -          14,743                       -                 1,474
Less - Series called for redemption                               -                         -             -                63,474
----------------------------------------------------------------------------------------------------------------------------------
Total Preferred Stock - No Redemption Required                                                       84,973                     -
----------------------------------------------------------------------------------------------------------------------------------
TOTAL PREFERRED STOCK                                                                      $        447,973     $         562,600
----------------------------------------------------------------------------------------------------------------------------------

The Notes to Consolidated Financial Statements are an integral part of these statements.


CONSOLIDATED STATEMENT OF CAPITALIZATION (CONTINUED)
==================================================================================================================================
                                                                                                         (In Thousands of Dollars)
                Long-Term Debt                      Interest Rate         Series              DECEMBER 31, 1998     March 31, 1998
----------------------------------------------------------------------------------------------------------------------------------
GENERAL AND REFUNDING BONDS
        April 15, 1998  through  July 1, 2024      9 5/8% - 7 5/8%       various            $             -       $     1,286,000
----------------------------------------------------------------------------------------------------------------------------------
Total General and Refunding Bonds                                                                         -             1,286,000
----------------------------------------------------------------------------------------------------------------------------------
DEBENTURES
        July 15, 1999  through  March 15, 2023      9.00% - 6.25%        various                          -             2,270,000
----------------------------------------------------------------------------------------------------------------------------------
Total Debentures                                                                                          -             2,270,000
----------------------------------------------------------------------------------------------------------------------------------
AUTHORITY FINANCING NOTES
INDUSTRIAL DEVELOPMENT REVENUE BONDS
        December 1, 2006                                7.50%            1976 A,B                         -                 2,000
POLLUTION CONTROL REVENUE BONDS
        December 1, 2006 through  March 1, 2016    8.25%  -  3.58%       various                          -               213,675
ELECTRIC FACILITIES REVENUE BONDS
        September 1, 2019 through  August 1, 2025  7.15%  -  3.70%       various                          -               724,880
        December 1, 2027                               variable           1997 A                     24,880                     -
----------------------------------------------------------------------------------------------------------------------------------
Total Authority Financing Notes                                                                      24,880               940,555
----------------------------------------------------------------------------------------------------------------------------------
PROMISSORY NOTES TO LIPA
DEBENTURES
        July 15, 1999                                   7.30%                                       397,000                     -
        March 15, 2023                                  8.20%                                       270,000                     -
POLLUTION CONTROL REVENUE BONDS
        December 1, 2006                                7.50%             1976 A                     26,375                     -
        December 1, 2009                                7.80%             1979 B                     19,100                     -
        March 1, 2016                                  variable           1985 A                     58,022                     -
        March 1, 2016                                  variable           1985 B                     50,000                     -
ELECTRIC FACILITIES REVENUE BONDS
        September 1, 2019                               7.15%             1989 B                     35,030                     -
        June 1, 2020                                    7.15%             1990 A                     73,900                     -
        December 1, 2020                                7.15%             1991 A                     26,560                     -
        February 1, 2022                                7.15%             1992 B                     13,455                     -
        August 1, 2022                                  6.90%             1992 D                     28,060                     -
        November 1, 2023                               variable           1993 B                     29,600                     -
        October 1, 2024                                variable           1994 A                      2,600                     -
        August 1, 2025                                 variable           1995 A                     15,200                     -
----------------------------------------------------------------------------------------------------------------------------------
Total Promissory Notes to LIPA                                                                    1,044,902                     -
----------------------------------------------------------------------------------------------------------------------------------
GAS FACILITIES REVENUE BONDS
        April 1, 2020                                   6.368%           1993 A,B                    75,000                     -
        January 1, 2021                                 5.50%              1996                     153,500                     -
        February 1,  2024                               6.75%             1989 A                     45,000                     -
        February 1,  2024                               6.75%             1989 B                     45,000                     -
        June 1, 2025                                    5.60%             1993 C                     55,000                     -
        July 1, 2026                                    6.95%           1991 A, B                   100,000                     -
        July 1, 2026                                    5.635%         1993 D-1, D-2                 50,000                     -
        December 1, 2020                               variable            1997                     125,000                     -
----------------------------------------------------------------------------------------------------------------------------------
Total Gas Facilities Revenue Bonds                                                                  648,500                     -
----------------------------------------------------------------------------------------------------------------------------------
Unamortized Discount on Debt                                                                         (1,750)              (13,606)
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                             1,716,532             4,482,949
Less Current Maturities                                                                             398,000               101,000
Other Subsidiary Debt                                                                               300,535                     -
----------------------------------------------------------------------------------------------------------------------------------
TOTAL LONG-TERM DEBT                                                                              1,619,067             4,381,949
----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION                                                                       $      5,089,948     $       7,606,996
==================================================================================================================================

The Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.  REORGANIZATION

MarketSpan Corporation d/b/a KeySpan Energy (the "Company") is the successor to Long Island Lighting Company ("LILCO"), as a result of a transaction with the Long Island Power Authority ("LIPA") (the "LIPA Transaction") and following the acquisition (the "KeySpan Acquisition") of KeySpan Energy Corporation ("KSE"). The Company is a "predominately intrastate" public utility holding company exempt from most of the provisions of the Public Utility Holding Company Act of 1935, as amended. As a result of the transaction with LIPA, LILCO became a wholly-owned subsidiary of LIPA, a public authority and a political subdivision of New York State. KSE, a wholly-owned subsidiary of the Company and also an exempt utility holding company under the Public Utility Holding Company Act of 1935, as amended, is no longer a registrant under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

On May 28, 1998, the Company completed two business combinations as a result of which it (i) became the successor operator of the non-nuclear electric generating facilities, gas distribution operations and common plant formerly owned by LILCO and entered into long-term service agreements to operate the electric transmission and distribution system acquired by LIPA; and (ii) acquired KSE, the parent company of The Brooklyn Union Gas Company ("Brooklyn Union"). (See Note 2, "Sale of LILCO Assets, Acquisition of KeySpan Energy Corporation and Transfer of Assets and Liabilities to the Company.")

With the exception of a small portion of Queens County, the Company's subsidiaries are the only providers of gas distribution services in the New York City counties of Kings, Richmond and Queens and the Long Island counties of Nassau and Suffolk. Brooklyn Union provides gas distribution services to customers in the New York City boroughs of Brooklyn, Queens and Staten Island, and KeySpan Gas East d/b/a Brooklyn Union of Long Island ("Brooklyn Union of Long Island"), a Company subsidiary, provides gas distribution services to customers in the Long Island counties of Nassau and Suffolk and the Rockaway Peninsula of Queens County.

On September 10, 1998, the Company's Board of Directors authorized filings to permit the Company to conduct its business under the name KeySpan Energy. The Company will propose a formal name change for shareholder approval at its 1999 Annual Meeting of Shareholders. On October 20, 1998 the Company's symbol for its common stock and preferred stock Series AA listed on the New York and Pacific Stock Exchanges was changed to "KSE."

B.  BASIS OF PRESENTATION

The Consolidated Financial Statements presented herein reflect the accounts of the Company and its subsidiaries. Subsidiaries comprising the Gas Exploration and Production reportable segment and the Energy Related Services reportable segment are fully consolidated in the financial information presented. All other subsidiary investments are accounted for on the equity method as the Company does not have a controlling voting interest or otherwise have control over the management of investee companies. All significant intercompany transactions have been eliminated.

Certain reclassifications were made to conform prior period financial statements with the current period financial statement presentation.

For financial reporting purposes, LILCO is deemed the acquiring company pursuant to a purchase accounting transaction, in which KSE was acquired. Consequently, financial results of the Company prior to May 29, 1998 reflect those of LILCO only. Since the acquisition of KSE was accounted for as a purchase, related accounting adjustments, including goodwill, have been reflected in the financial statements herein. Further, the financial statements presented reflect the results of operations of LILCO from April 1, 1998 through May 28, 1998 and of the fully consolidated entity from May 29, 1998 through December 31, 1998. In September 1998, the Company changed its fiscal year end to December 31. Further, in April 1997, LILCO changed its year end from December 31 to March 31. As a result, the financial statements presented herein include the nine month transition period April 1, 1998 through December 31, 1998 (the "Transition Period"), the twelve months ended March 31 1998, the three months ended March 31, 1997 and the twelve months ended December 31, 1996.

The weighted average number of common shares outstanding used in the calculation of earnings per share for the nine months ended December 31, 1998 reflected the issuance of common stock to consummate the KeySpan Acquisition and the reduction associated with repurchases of common stock subsequent to August 17, 1998. (See
Note 5, "Capital Stock.") Further, as of December 31, 1998, the Company had outstanding 921,066 unexercised common stock options held by key Company employees. These options have not been considered in measuring diluted earnings per share, since inclusion of these options in the calculation would have resulted in an antidilutive effect for the Transition Period.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C.  ACCOUNTING FOR THE EFFECTS OF RATE REGULATION

The Company's accounting records for its two regulated gas utilities and its generation subsidiary are maintained in accordance with the Uniform System of Accounts prescribed by the Public Service Commission of the State of New York ("NYPSC") and the Federal Energy Regulatory Commission ("FERC"), respectively. The Company's financial statements reflect the ratemaking policies and actions of these regulators in conformity with generally accepted accounting principles for rate- regulated enterprises.

The Company's two regulated gas utilities and its electric generation subsidiary are subject to the provisions of Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." This statement recognizes the ability of regulators, through the ratemaking process, to create future economic benefits and obligations affecting rate-regulated companies. Accordingly, the Company records these future economic benefits and obligations as regulatory assets and regulatory liabilities, respectively.

The Company's regulatory assets of $279.5 million at December 31, 1998 are primarily comprised of regulatory tax assets, certain environmental remediation and investigation costs, postretirement benefits other than pensions and costs associated with the KeySpan Acquisition.

Rate regulation is undergoing significant change as regulators and customers seek lower prices for utility service and greater competition among energy service providers. In the event that regulation significantly changes the opportunity for the Company to recover its costs in the future, all or a portion of the Company's regulated operations may no longer meet the criteria for the application of SFAS No. 71. In that event, a write-down of all or a portion of the Company's existing regulatory assets and liabilities could result. If the Company had been unable to continue to apply the provisions of SFAS No. 71 at December 31, 1998, the Company would have applied the provisions of SFAS No. 101 "Regulated Enterprises - Accounting for the Discontinuation of Application of FASB Statement No. 71." The Company estimates that the write-off of its net regulatory asset (regulatory assets less regulatory liabilities) could result in a charge to net income of $147.2 million or $1.01 per share of common stock, which would be classified as an extraordinary item. In management's opinion, the Company's regulated subsidiaries will be subject to SFAS No. 71 for the foreseeable future.

As part of the LIPA Transaction, the Company has entered into various service agreements with LIPA that prescribe the conduct of the Company's electric operations. These agreements allow the Company to recover its costs, subject to negotiation, incurred to service the agreements and potentially allow the Company to earn a certain level of profit. The Company's electric operations, other than the generation function which is FERC regulated, are no longer subject to NYPSC rate regulation and as a result the Company no longer applies SFAS No. 71 to its electric operations. As a result of the LIPA Transaction, all regulatory assets and liabilities outstanding as of May 28, 1998 associated with the Company's electric operations have been either sold or written-off and therefore, are no longer recorded in the accounts of the Company. In addition, certain issues relating to prior electric operations, such as nuclear plant decommissioning and nuclear plant insurance are no longer applicable to the Company since these assets were sold to LIPA. The net regulatory assets that were sold to LIPA as part of the LIPA Transaction amounted to $6.3 billion. See Note 13, "Disaggregated Condensed Balance Sheet (Unaudited)" for additional information.

D.  REVENUES

Utility gas customers are billed monthly and bi-monthly on a cycle basis. Revenues include unbilled amounts related to the estimated gas usage that occurred from the most recent meter reading to the end of each month.

The cost of gas is recovered as incurred when billed to firm customers through the operation of the gas adjustment clause ("GAC") included in utility tariffs. The GAC provision requires an annual reconciliation of recoverable gas costs and GAC revenues. Any difference is deferred pending recovery from or refund to firm customers during a subsequent twelve-month period. Further, net revenues from tariff gas balancing services, off-system sales and certain on-system interruptible sales are refunded to firm customers subject to certain sharing provisions.

The gas utility tariffs contain a weather normalization adjustment that largely offsets shortfalls or excesses of firm net revenues (revenues less gas costs) during a heating season due to variations from normal weather.

Electric revenues since the LIPA Transaction are primarily derived from billings to LIPA for management of LIPA's transmission and distribution ("T&D") system, electric generation, and procurement of fuel. The agreements with LIPA include provisions for the Company, to earn in the aggregate, approximately $11.5 million per year (plus up to an additional $5 million per year if certain cost savings are achieved) in annual management service fees from LIPA for the management of the LIPA T&D system and the management of all aspects of fuel and power supply. Costs in excess of budgeted levels are assumed by the Company up to $15 million, while cost reductions in excess of $5 million from budgeted levels are shared with LIPA. These agreements also contain certain non-cost incentive and penalty provisions which could impact earnings. Billings associated with generation capacity are based on pre-determined levels of supply to be dispatched to LIPA on a yearly basis. Rates charged to LIPA include fixed and variable components. The variable component is billed to LIPA on a monthly basis and is dependent on the amount of megawatt hours dispatched. In addition, billings related to transmission, distribution and delivery services are based, in part, on negotiated budgeted levels.

Prior to the LIPA Transaction, electric revenues were comprised of cycle billings rendered to residential, commercial and industrial customers and the accrual of electric revenues for services rendered to customers not billed at month-end. In addition, LILCO's rate structure provided for a revenue reconciliation mechanism which eliminated the impact on earnings of electric sales that were above or below the levels reflected in rates. Moreover, LILCO's electric tariff included a fuel cost adjustment ("FCA") clause which provided for the disposition of the difference between actual fuel costs and the fuel costs allowed in base tariff rates (base fuel costs). LILCO deferred these differences to future periods for recovery from or refund to customers, except for base electric fuel costs in excess of actual electric fuel costs, which were credited to the Rate Moderation Component as incurred.

E.  UTILITY PROPERTY - DEPRECIATION AND MAINTENANCE

Utility gas property is stated at original cost of construction, which includes allocations of overheads and taxes and an allowance for funds used during construction. Mass properties associated with gas operations, such as meters, are accounted for on an average unit cost basis by year of installation. Prior to the LIPA Transaction, electric T&D mass properties, such as poles and wire, were accounted for on an average unit cost basis by year of installation. As part of the LIPA Transaction, all T&D assets were sold to LIPA, and as a result, all costs associated with the maintenance of the T&D system subsequent to May 28, 1998 are expensed and charged to LIPA.

Depreciation is provided on a straight-line basis in amounts equivalent to composite rates on average depreciable property. The cost of property retired, plus the cost of removal less salvage, is charged to accumulated depreciation. The cost of repair and minor replacement and renewal of property is charged to maintenance expense. The composite rates on average depreciable property were as follows:

            Period                  Electric          Gas
            ------                  --------          ---
      9 Months Ended 12/31/98       2.40%             1.75%
      12 Months Ended 3/31/98       3.07%             2.04%
      3 Months Ended 3/31/97         .78%              .51%
      12 Months Ended 12/31/96      3.00%             2.00%


F.  GAS EXPLORATION AND PRODUCTION PROPERTY- DEPLETION AND DEPRECIATION

The full cost method of accounting is used for investments in natural gas and oil properties. Under this method, all costs of acquisition, exploration and development of natural gas and oil reserves are capitalized into a "full cost pool" as incurred, and properties in the pool are depleted and charged to operations using the unit-of-production method based on the ratio of current production to total proved natural gas and oil reserves. To the extent that such capitalized costs (net of accumulated depreciation, depletion and amortization) less deferred taxes exceed the present value (using a 10% discount rate) of estimated future net cash flows from proved natural gas and oil reserves and the lower of cost or fair value of unproved properties, such excess costs are charged to operations. If a write-down is required, it would result in a charge to earnings but would not have an impact on cash flows from operating activities. Once incurred, such impairment of gas properties is not reversible at a later date even if gas prices increase. At December 31, 1998, The Houston Exploration Company ("THEC"), the Company's 64% owned gas and oil exploration and production subsidiary, recorded a $130 million write-down to its investment in its proved gas reserves, which is reflected in the accompanying financial statements. As permitted under generally accepted accounting principles, THEC utilized February 1999 prices to measure the write-down. If THEC had utilized December 1998 prices to measure the write-down, the write-down would have been $66.6 million less.

Provisions for depreciation of all other non-utility property are computed on a straight line basis over useful lives of three to ten years.

G.  DERIVATIVE FINANCIAL INSTRUMENTS

The Company's utility, marketing and gas and oil exploration and production subsidiaries employ, from time to time, derivative financial instruments to hedge exposure in cash flows due to fluctuations in the price of natural gas. Utility hedging activities also involve use of derivatives related to fuel oil, which in certain markets strongly influence the selling price for natural gas. The Company's hedging strategies meet the criteria for hedge accounting treatment under SFAS No. 80, "Accounting for Futures Contracts." Accordingly, gains and losses on these instruments are recognized concurrently with the recognition of the related physical transactions.

The subsidiaries regularly assess the relationship between natural gas commodity prices in "cash" and futures markets. The correlation between prices in these markets has been within a range generally deemed to be acceptable. If the correlation were not to remain in an acceptable range, the subsidiaries would account for financial instrument positions as trading activities.

H.  EQUITY INVESTMENTS

Certain subsidiaries own as their principal assets investments, including goodwill, representing ownership interests of 50% or less in energy-related businesses that are accounted for under the equity method. Goodwill, at December 31, 1998, was $52.2 million for certain investments in Canada and Northern Ireland. The amortization period for the goodwill is over 15 and 40 years.

I.  FEDERAL INCOME TAX

In accordance with SFAS No. 109, "Accounting for Income Taxes" and NYPSC policy, certain of the Company's regulated subsidiaries recorded a regulatory asset for the net cumulative effect of having to provide deferred federal income taxes on all differences between tax and book bases of assets and liabilities at the current tax rate which have not yet been included in rates to customers. Investment tax credits, which were available prior to the Tax Reform Act of 1986, were deferred in operating expense and are amortized as a reduction of federal income tax in other income over the estimated lives of the related property.

J.  SUBSIDIARY COMMON STOCK ISSUANCES TO THIRD PARTIES

The Company follows an accounting policy of income statement recognition for parent company gains or losses from issuances of common stock by subsidiaries.

K.  Foreign Currency Translation

The Company follows the principles of SFAS No. 52, "Foreign Currency Translation," for recording its investments in foreign affiliates. Under this statement, all elements of financial statements are translated by using a current exchange rate. Translation adjustments result from changes in exchange rates from one reporting period to another. At December 31, 1998, the foreign currency translation adjustment was included in a separate component of shareholders' equity.

L.  GOODWILL

At December 31, 1998, the Company has recorded goodwill in the amount of $201.9 million, representing the excess of acquisition cost over the fair value of net assets acquired related to its purchases of certain consolidated subsidiaries. Goodwill is amortized over 20 to 40 years. The Company recorded goodwill of approximately $177.4 million net of accumulated amortization of $2.5 million relating to the KeySpan Acquisition and approximately $24.5 million related to the acquisition of a heating, ventilating, and air-conditioning company and the acquisition of an engineering firm.

M.  RECENT ACCOUNTING PRONOUNCEMENTS

COMPREHENSIVE INCOME
The Company has adopted SFAS No. 130 "Comprehensive Income." Comprehensive income is the change in the equity of a company, not including those changes that result from shareholder transactions. All components of comprehensive income are required to be reported in a new financial statement that is displayed with equal prominence as existing financial statements.

SEGMENT DISCLOSURES
At December 31, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for additional disclosure about operating segments for interim and annual financial statements. More specifically, it requires financial information to be disclosed for segments whose operating results are reviewed by the chief operating decision-maker for decisions on resource allocation. It also requires related disclosures about products and services, geographic areas and major customers. The Company's segments are based on how management internally analyzes the business and allocates resources. (See Note 10, "Business Segments" for additional information.)

PENSION AND OTHER POSTRETIREMENT BENEFIT DISCLOSURES
At December 31, 1998, the Company adopted SFAS No 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits." This statement revises employers' disclosure about pensions and other postretirement benefit plans. It does not change the measurement or recognition of those plans. The statement standardizes the disclosure requirements for pensions and other postretirement benefits, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer considered useful.

DERIVATIVE INSTRUMENTS
In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company will adopt SFAS No. 133 in the first quarter of fiscal year 2000. The Company does not expect any material earnings effect from adoption of this statement as it presently utilizes derivatives for hedging activities.


NOTE 2. SALE OF LILCO ASSETS, ACQUISITION OF KEYSPAN ENERGY CORPORATION AND TRANSFER OF ASSETS AND LIABILITIES TO THE COMPANY

On May 28, 1998, pursuant to the Agreement and Plan of Merger, dated as of June 26, 1997 as amended, by and among the Company, LILCO, LIPA, and LIPA Acquisition Corp. (the "Merger Agreement"), LIPA acquired all of the outstanding common stock of LILCO for $2.4975 billion in cash and thereafter directly or indirectly assumed certain liabilities including approximately $3.4 billion in debt. In addition, LIPA reimbursed LILCO $339.1 million related to certain series of preferred stock which were redeemed by LILCO prior to May 28, 1998. Immediately prior to such acquisition, all of LILCO's assets employed in the conduct of its gas distribution business and its non-nuclear electric generation business, and all common assets used by LILCO in the operation and management of its electric T&D business and its gas distribution business and/or its non-nuclear electric generation business (the "Transferred Assets") were sold to the Company and transferred to wholly-owned subsidiaries of the Company at the Company's direction.

The consideration for the Transferred Assets consisted of (i) 3,440,625 shares of the common stock of the Company (ii) 553,000 shares of the Series B preferred stock of the Company, (iii) 197,000 shares of the Series C preferred stock of the Company, and (iv) the assumption by the Company of certain liabilities of LILCO. In connection with the transfer and prior to the effectiveness of the LIPA Transaction, LILCO sold Series B and C preferred stock for $75 million in a private placement.

Moreover, all of LILCO's outstanding long-term debt as of May 28, 1998, except for its 1997 Series A Electric Facilities Revenue Bonds due December 1, 2027 which were assigned to the Company, was assumed by LIPA. In accordance with the LIPA Transaction, the Company issued promissory notes to LIPA amounting to $1.048 billion which represented an amount equivalent to the sum of (i) the principal amount of 7.3% Series Debentures due July 15, 1999 and 8.2% Series Debentures due March 15, 2023 outstanding as of May 28, 1998, and (ii) an allocation of certain of the Authority Financing Notes. The promissory notes contain identical terms to the debt referred to in items (i) and (ii) above. (See Note 7, "Long-Term Debt" for additional information.)

On May 28, 1998, immediately subsequent to the LIPA Transaction, KSE was merged with and into a subsidiary of the Company, pursuant to an Agreement and Plan of Exchange and Merger, dated as of December 29, 1996, between LILCO and Brooklyn Union. This agreement was amended and/or restated as of February 7, 1997, June 26, 1997, and September 29, 1997, to reflect certain technical changes and the assignment by Brooklyn Union of all of its rights and obligations under the agreement to KSE. On September 29, 1997, KSE became the parent company of Brooklyn Union when Brooklyn Union reorganized into a holding company structure.

As a result of these transactions, holders of KSE common stock received one share of the Company's common stock, par value $.01 per share, for each share of KSE they owned and holders of LILCO common stock received 0.880 of a share of the Company's common stock for each share of LILCO they owned. Upon the closing of these transactions, former holders of KSE and LILCO owned 32% and 68%, respectively, of the Company's common stock.

The purchase price of $1.223 billion for the acquisition of KSE has been allocated to assets acquired and liabilities assumed based upon their estimated fair values. The fair value of the utility assets acquired is represented by its book value which approximates the value recognized by the NYPSC in establishing rates for regulated utility services. The estimated fair value of KSE's non-utility assets approximated their carrying values. At May 28, 1998, the Company recorded goodwill in the amount of $179.9 million, representing primarily the excess of the acquisition cost over the fair value of the net assets acquired; the goodwill is being amortized over 40 years.

The following is the comparative unaudited proforma combined condensed financial information for the nine months ended December 31, 1998 and the twelve months ended March 31, 1998. The proforma disclosures are intended to reflect the results of operations as if the KeySpan Acquisition was consummated on the first day of each of the reporting periods below. The effects of the LIPA Transaction have been reflected for the period May 29, 1998 through December 31, 1998. These disclosures may not be indicative of future results.

                                                       Nine Months       Twelve Months
Proforma Results                                          Ended              Ended
(in thousands of dollars except per share amounts): December 31, 1998   March 31, 1998
-------------------------------------------------- ------------------- -----------------
Revenues                                           $         1,907,129 $       4,554,093
Operating Income                                   $             4,416 $         914,272
Net Income (Loss)                                  $         (212,424) $         436,794
Basic and Diluted Earnings (Loss) per Share        $            (1.38) $            2.78


The decrease in revenues for the Transition Period as compared to the twelve months ended March 31, 1998 is due primarily to the LIPA Transaction consummated on May 28, 1998. Electric revenues for the Transition Period are derived from service agreements with LIPA for the period May 29, 1998 through December 31, 1998. For the period April 1, 1998 through May 28, 1998, and for the twelve months ended March 31, 1998, revenues reflected fully integrated electric service to customers. Included within rates charged to customers, prior to the LIPA Transaction, was the return on the capital investment in the generation and T&D assets required to operate the system as well as recovery of the electric business costs to operate the system. Upon completion of the LIPA Transaction, the nature of the Company's electric business has changed from that of an owner of an electric generation and T&D system, with significant capital investment, to a new role as owner of the non-nuclear generation facilities and as manager of the T&D system now owned by LIPA. In its new role, the Company's capital investment is significantly reduced and accordingly, its revenues under the LIPA contracts reflect that reduction. Revenues after May 28, 1998 reflect the impact of the LIPA agreements which contribute marginally to earnings.

Gas distribution revenues for the Transition Period do not include revenues from heating season operations (January through March) when the Company realizes the major portion of its gas revenues. Gas distribution revenues during the Transition Period were also impacted by rate reductions which were reflected at the time of the KeySpan Acquisition. Brooklyn Union reduced rates to its core customers by $23.9 million annually effective May 29, 1998 and Brooklyn Union of Long Island reduced its rates to core customers by $12.2 million annually effective February 5, 1998 and by an additional $6.3 million annually effective May 29, 1998.

Net income for the Transition Period also reflected substantial non-recurring charges associated with the LIPA Transaction of $107.9 million after-tax, special charges related to the KeySpan Acquisition of $83.5 million after-tax and a $13 million after-tax donation made by the Company to establish the KeySpan Foundation. See Note 11, "Costs Related to the LIPA Transaction and Special Charges" for additional details.

NOTE 3. FEDERAL INCOME TAX

Income tax expense (benefit) is reflected as follows in the Consolidated Statement of Income:

                                                                             (IN THOUSANDS OF DOLLARS)
------------------------------------------------------------------------------------------------------
                               Nine Months       Twelve Months      Three Months           Year
                                  Ended              Ended              Ended             Ended
                           December 31, 1998    March 31, 1998     March 31, 1997   December 31, 1996
------------------------------------------------------------------------------------------------------
Operating Expenses
     Current                     $   20,144     $    86,388           $ 23,378        $   42,197
     Deferred                       (82,650)        150,983             33,624           168,000
                                    (62,506)        237,371             57,002           210,197
Other Income
     Current                          5,998            (594)                 -                 -
     Deferred                        (3,286)         (4,124)              (789)             (940)
                                      2,712          (4,718)              (789)             (940)
Transaction Related                 (99,701)              -                  -                 -
Total Federal Income Tax          $(159,495)       $232,653           $ 56,213          $209,257



The components of deferred tax assets and liabilities reflected in the Consolidated Balance Sheet are as follows:

                                                     (IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------
                                       December 31, 1998          March 31, 1998
--------------------------------------------------------------------------------
Deferred Tax Assets
Property related differences            $ 151,430                $     10,559
Benefits of tax loss carryforwards         52,157                      65,176
Reserves not currently deductible          44,263                      39,667
Other items - net                          52,629                     261,729
Total Deferred Tax Assets               $ 300,479                 $   377,131
--------------------------------------------------------------------------------
Deferred Tax Liabilities
1989 Settlement                       $         -                  $2,169,909
Property related differences              179,583                     650,562
Regulatory tax asset                       69,277                           -
Other items - net                         123,168                      96,024
Total Deferred Tax Liabilities          $ 372,028                  $2,916,495
--------------------------------------------------------------------------------
Net Deferred Tax Liabilities           $   71,549                  $2,539,364
--------------------------------------------------------------------------------

The following is a reconciliation between reported income tax and tax computed at the statutory rate of 35%:

                                                                                (IN THOUSANDS OF DOLLARS)
---------------------------------------------------------------------------------------------------------
                                           Nine Months    Twelve Months     Three Months         Year
                                              Ended           Ended             Ended            Ended
                                           December 31,      March 31,         March 31,      December 31,
                                               1998             1998             1997             1996
---------------------------------------------------------------------------------------------------------
Computed at the statutory rate             $(114,249)        $208,213          $50,369          $184,002
Adjustments related to:
  Net benefit from LIPA Transaction (1)      (31,503)               -                -                 -
  Tax credits                                 (1,809)          (2,464)            (940)           (4,383)
  Excess of book over tax depreciation         2,859           17,912            4,356            18,339
  Minority interest in THEC                  (10,220)               -                -                 -
  Other items - net                           (4,573)           8,992            2,428            11,299
---------------------------------------------------------------------------------------------------------
    Total Federal income tax               $(159,495)        $232,653          $56,213          $209,257
=========================================================================================================
    Effective income tax rate                   (49%)             39%              39%               40%
---------------------------------------------------------------------------------------------------------

(1) Includes tax benefits relating to (a) the deferred federal income taxes necessary to account for the difference between the carryover basis of the Transferred Assets for financial reporting purposes and the new increased tax basis and (b) certain credits for financial reporting purposes, including tax benefits recognized on the funding of postretirement benefits, partially offset by income taxes associated with the sale of the Transferred Assets to the Company by LIPA which taxes are to be paid by the Company.

The Company currently has federal income tax loss carryforwards of approximately $149.1 million that expire in twenty years or in 2017, representing losses incurred by the Company for the nine months ended December 31, 1998.

In 1990 and 1992, LILCO received an Internal Revenue Service Agents' Report disallowing certain deductions and credits claimed by LILCO on its federal income tax returns for the years 1981 through 1989. A settlement resolving all audit issues was reached between LILCO and the Internal Revenue Service in May 1998. The settlement required the payment of taxes and interest of $9 million and $35 million, respectively, which the Company made in May 1998. Adequate reserves to cover such taxes and interest were previously provided.

NOTE 4.  POSTRETIREMENT BENEFITS

PENSION PLANS: The following information represents consolidated results for the Company and its subsidiaries (Brooklyn Union, Brooklyn Union of Long Island and the former LILCO), whose noncontributory defined benefit pension plans cover substantially all employees. Benefits are based on years of service and compensation. Funding for pensions is in accordance with requirements of federal law and regulations. Prior to the KeySpan Acquisition, pension benefits had been managed separately by the Company's regulated subsidiaries, which were the only subsidiaries with defined benefit plans. The Company is in the process of examining the feasibility of integrating these plans into a more unified form within the holding company structure.

The amounts presented are consolidated for periods subsequent to May 28, 1998. Prior to that date the amounts pertain solely to the plan of LILCO. Brooklyn Union of Long Island is subject to certain deferral accounting requirements mandated by the NYPSC for pension costs and other postretirement benefit costs. Amounts included herein also include accruals pertaining to supplemental plans of the Company for obligations arising subsequent to May 28, 1998.

The calculation of net periodic pension cost follows:

                                                                                            (In Thousands of Dollars)
---------------------------------------------------------------------------------------------------------------------
                                Nine Months Ended    Twelve Months Ended   Three Months Ended       Year Ended
                                December 31,1996        March 31, 1998        March 31, 1997        December 31, 1996
---------------------------------------------------------------------------------------------------------------------
Service cost, benefits earned
    during the period              $   24,608          $   21,114               $   4,645          $  17,384
Interest cost on projected
     benefit  obligation               66,341              56,379                  12,494             47,927
Return on plan assets                 (51,745)           (196,300)                 (3,500)           (81,165)
Special termination charge (1)         61,558                   -                       -                  -
Net amortization and deferral         (33,942)            147,713                  (9,640)            33,541
Total pension cost                 $   66,820          $   28,906               $   3,999         $   17,687
---------------------------------------------------------------------------------------------------------------------

(1) Early retirement plan completed in December 1998.

The following table sets forth the pension plans' funded status at December 31, 1998 and March 31, 1998. Plan assets principally are common stock and fixed income securities:

                                                        (IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------
                                        December 31,1998        March 31, 1998
--------------------------------------------------------------------------------
Change in benefit obligation:
Benefit obligation at beginning of period     $   (825,159)      $   (807,703)
    Benefit obligation of KSE                     (674,100)                 -
    Service cost                                   (24,608)           (21,114)
    Interest cost                                  (66,341)           (56,379)
    Actuarial (loss) gain                          (61,929)            16,737
    Special termination benefits (1)               (61,558)                 -
    Total benefits paid                             63,575             43,300
--------------------------------------------------------------------------------
Benefit obligation at end of period             (1,650,120)          (825,159)
--------------------------------------------------------------------------------
Change in plan assets:
  Fair value of plan assets at beginning of
               period                              919,100            744,400
    Fair value of KSE plan assets                  754,127                  -
    Actual return on plan assets                    51,745            196,300
    Employer contribution                           13,500             18,000
    Benefits paid from trust                       (62,868)           (39,600)
--------------------------------------------------------------------------------
Fair value of plan assets at end of period       1,675,604            919,100
--------------------------------------------------------------------------------
Funded status                                       25,484             93,941
Unrecognized net (gain) from past experience
different from that assumed and from changes
in assumptions                                    (158,103)          (163,034)

Unrecognized prior service cost                     54,234                  -
Unrecognized transition obligation                   4,138             62,652
--------------------------------------------------------------------------------
Net accrued pension cost reflected
on consolidated balance sheet               $      (74,247)        $   (6,441)
================================================================================
(1)     Early retirement plan completed in December 1998.



-------------------------------------------------------------------------------------------------------------------
                                               Nine Months     Twelve Months    Three Months
                                                  Ended            Ended            Ended             Year Ended
                                             December 31,1998  March 31, 1998    March 31, 1997   December 31, 1996
-------------------------------------------------------------------------------------------------------------------
   Obligation discount                            6.50%            7.00%            7.00%            7.25%
   Asset return                                   8.50%            8.50%            7.50%            7.50%
   Average annual increase in compensation        5.00%            4.50%            5.00%            5.00%


INFORMATION ON THE LILCO SUPPLEMENTAL PLAN
The Supplemental Plan in effect prior to May 28, 1998 provided supplemental death and retirement benefits for officers and other key executives without contribution from such employees. The Supplemental Plan was a non-qualified plan under the Internal Revenue Code of 1986, as amended (the "Code"). The provision for plan benefits totaled $0.7 million for the three months ended March 31, 1997 and $2.7 million for the year ended December 31, 1996. For the twelve months ended March 31, 1998, a charge of $31 million was recorded relating to certain benefits earned by former officers of LILCO relating to the termination of their annuity benefits earned through the supplemental retirement plan and other executive retirement benefits. This charge, which was borne by LILCO, and not recovered from ratepayers, resulted from provisions in the employment contracts of LILCO officers.

OTHER POSTRETIREMENT BENEFITS - RETIREE HEALTH CARE AND LIFE INSURANCE: The following information represents consolidated results for the Company and its subsidiaries (Brooklyn Union, Brooklyn Union of Long Island and the former LILCO) who sponsor noncontributory defined benefit plans under which is provided certain health care and life insurance benefits for retired employees. The Company has been funding a portion of future benefits over employees' active service lives through Voluntary Employee Beneficiary Association ("VEBA") trusts. Contributions to VEBA trusts are tax deductible, subject to limitations contained in the Code. Prior to the KeySpan Acquisition other postretirement benefits had been managed separately by the Company's regulated subsidiaries, which were the only subsidiaries with defined benefit plans. The Company is in the process of examining the feasibility of integrating these plans into a more unified form within the holding company structure.

The amounts presented herein are consolidated for periods subsequent May 28, 1998. Prior to that date the amounts pertain solely to the plan of LILCO.


Net  periodic   other   postretirement   benefit  cost  included  the  following
components:

                                                                          (IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------------------------------
                                    Nine Months     Twelve Months    Three Months
                                        Ended            Ended            Ended          Year Ended
                                   December 31, 1998  March 31, 1998  March 31, 1997   December 31, 1996
--------------------------------------------------------------------------------------------------------
Service cost, benefits earned
        during the period             $   9,569       $  12,204          $  2,821         $  10,690
Interest cost on accumulated post-
        retirement benefit obligation    26,414          27,328             6,642            25,030
Return on plan assets                   (13,857)         (6,164)             (628)           (3,046)
Special termination charge (1)            3,073               -                 -                 -
Net amortization and deferral           (14,665)        (10,468)           (3,409)          (12,175)
--------------------------------------------------------------------------------------------------------
Other postretirement benefit cost     $  10,534       $  22,900          $  5,426         $  20,499
--------------------------------------------------------------------------------------------------------

(1) Early retirement plan completed in December 1998.

The following table sets forth the plan's funded status at December 31, 1998 and March 31, 1998. Plan assets principally are common stock and fixed income securities:


                                                               (IN THOUSANDS OF DOLLARS)
----------------------------------------------------------------------------------------
                                                     December 31, 1998    March 31, 1998
----------------------------------------------------------------------------------------
Change in benefit obligation:
        Benefit obligation at beginning of period      $   (358,941)      $   (415,672)
        Benefit obligation of KSE                          (226,645)                 -
        Service cost                                         (9,569)           (12,204)
        Interest cost                                       (26,414)           (27,328)
        Plan participants' contributions                       (900)                 -
        Actuarial (loss) gain                              (121,228)            83,793
        Special termination benefits (1)                     (3,073)                 -
Total benefits paid                                          18,515             12,470
----------------------------------------------------------------------------------------
Benefit obligation at end of period                        (728,255)          (358,941)
----------------------------------------------------------------------------------------
Change in plan assets:
        Fair value of plan assets at beginning of period    108,165             80,533
        Fair value of KSE plan assets                       113,917                  -
        Actual return on plan assets                         13,857              6,164
        Employer contribution                               250,000             21,592
        Plan participants' contributions                          -                  -
        Benefits paid from trust                             (7,161)              (124)
----------------------------------------------------------------------------------------
Fair value of plan assets at end of period                  478,778            108,165
----------------------------------------------------------------------------------------
Funded status                                              (249,477)          (250,776)

Unrecognized net loss (gain) from past  experience
different from that assumed and from changes in
assumptions                                                 145,834           (102,346)

Unrecognized prior service cost                                 166                175
----------------------------------------------------------------------------------------
Accrued benefit cost reflected on
consolidated balance sheet                             $   (103,477)      $   (352,947)
----------------------------------------------------------------------------------------

(1) Early retirement plan completed in December 1998.


--------------------------------------------------------------------------------------------------
                               Nine Months     Twelve Months     Three Months
                                  Ended            Ended            Ended          Year Ended
                             December 31, 1998 March 31, 1998   March 31, 1997   December 31, 1996
--------------------------------------------------------------------------------------------------
Assumptions:
 Obligation discount              6.50%            7.00%            7.00%             7.25%
 Asset return                     8.50%            8.50%            7.50%             7.50%
 Average annual increase in       5.00%            4.50%            5.00%             5.00%
     compensation

The measurement of plan liabilities also assumes a health care cost trend rate of 6% annually. A 1% increase in the health care cost trend rate would have the effect of increasing the accumulated postretirement benefit obligation as of December 31, 1998 by $103.8 million and the net periodic health care expense by $7.9 million. A 1% decrease in the health care cost trend rate would have the effect of decreasing the accumulated postretirement benefit obligation as of December 31, 1998 by $82.3 million and the net periodic health care expense by $6.2 million.

In 1993, LILCO adopted the provisions of SFAS No. 106, "Employer's Accounting for Post- Employment Benefits Other Than Pensions," and recorded an accumulated postretirement benefit obligation and a corresponding regulatory asset of $376.0 million. LIPA will reimburse the Company for costs related to postretirement benefits of the electric business unit employees; therefore, the Company has reclassified the regulatory asset for postretirement benefits to a receivable from LIPA.

In 1994, LILCO established VEBA trusts for union and non-union employees for the funding of costs collected in rates for postretirement benefits. The trusts were funded with contributions of $21.0 million for the twelve months ended March 31, 1998, $5.0 million for the three months ended March 31, 1997 and $18.0 million for the year ended December 31, 1996. In May 1998, an additional $250.0 million was funded into the trusts.

NOTE 5. CAPITAL STOCK

COMMON STOCK: Currently the Company has 450,000,000 shares of authorized common stock. In the nine month period ended December 31, 1998 the Company issued 396,570 shares for $10.2 million under the Dividend Reinvestment and Stock Purchase Plan, the Discount Stock Purchase Plan for Employees, and the Employee Savings Plan. In October 1998, the Company announced that the Board of Directors authorized using up to $500 million for the purchase of common shares in addition to the Board's previous authorization to purchase up to 15 million common shares. As of December 31, 1998, the Company had repurchased 14.2 million common shares for $423.7 million.

PREFERRED STOCK: The Company has the authority to issue 100,000,000 shares of preferred stock with the following classifications: 16,000,000 shares of preferred stock, par value $25 per share, 1,000,000 shares of preferred stock, par value $100 per share and 83,000,000 shares of preferred stock, par value $.01 per share.

At December 31, 1998, 14,520,000 redeemable shares of 7.95% Preferred Stock Series AA par value $25 was outstanding totaling $363.0 million, which has a mandatory redemption requirement on June 1, 2000. The Company also had 553,000 shares outstanding of private placement 7.07% Preferred Stock Series B par value $100 and 197,000 shares outstanding of private placement 7.17% Preferred Stock Series C par value $100 totaling $75.0 million. In addition, during the year the Company issued, in a private placement, 99,727 nonredeemable shares totaling approximately $10.0 million of 6% Preferred Stock Series A par value $100 to employees as incentive compensation. Preferred Stock Series A, B and C were privately issued and are not publicly traded.

On April 17, 1998, LILCO exercised its option to redeem the callable preferred stock and called for redemption on May 19, 1998 all of the outstanding shares of preferred stock Series B, Series D, Series E, Series F, Series H, Series I-Convertible, Series L and Series NN. These preferred stock series were redeemed for $117.5 million, including accrued and unpaid dividends, plus $4.5 million of call premiums. In addition, pursuant to the LIPA Transaction each share of non-redeemable preferred stock Series CC, Series GG, Series QQ and Series UU was canceled and converted to cash in the amount of the present value plus accrued and unpaid dividends. The non-redeemable preferred stock was converted for $223.2 million, including accrued and unpaid dividends, plus $18 million of call premiums. On May 28, 1998, LIPA reimbursed the Company $339.1 million for the preferred stock series that were redeemed.

Dividends on preferred stock are paid in preference to dividends on common stock or any other stock ranking junior to preferred stock.

NOTE 6.  NONQUALIFIED STOCK OPTIONS

At December 31, 1998, the Company had stock-based compensation plans that are described below. Moreover, under a separate plan, THEC has issued 2,124,438 stock options to key THEC employees. The Company and THEC apply APB Opinion 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for their plans. Accordingly, no compensation cost has been recognized for these fixed stock option plans in the Consolidated Financial Statements since the exercise prices and market values were equal on the grant dates. Had compensation cost for these plans been determined based on the fair value at the grant dates for awards under the plans consistent with SFAS 123, "Accounting for Stock-Based Compensation," the Company's net loss and loss per share would have been increased to the proforma amounts indicated below:


--------------------------------------------------------------------------------
                                                               Nine Months Ended
                                                               December 31, 1998
--------------------------------------------------------------------------------
Income (loss) available for common stock (000):  As reported          $(195,537)
                                                 Proforma             $(198,996)

Primary earnings (loss) per share:               As reported            $(1.34)
                                                 Proforma               $(1.37)
--------------------------------------------------------------------------------


Prior to the KeySpan Acquisition, KSE had reserved for issuance 1,500,000 shares of nonqualified stock options and had issued 426,000, 363,500 and 202,800 nonqualified stock options in November 1997, 1996 and 1995, respectively. These options have remained outstanding and, under the terms of the Merger Agreement, all options vested upon consummation of the KeySpan Acquisition. Holders are now permitted to exercise vested options for Company common stock.

The fair values of grants issued in November 1997, 1996 and 1995 were $4.62, $4.27 and $2.78, respectively. All grants were estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for grants issued in November 1997, 1996 and 1995: dividend yield of 5.00%, 4.66% and 5.57%; expected volatility of 16.24%, 16.56% and 16.879%; risk free interest rate of 6.00%, 6.00% and 6.28%; and expected lives of 6 years, respectively. The exercise prices are $32.63, $30.50 and $27.00, respectively.

A summary of the status of the Company's fixed stock option plans as of December 31, 1998 and changes during the period is presented below:


                                             Nine Months Ended December 31, 1998
--------------------------------------------------------------------------------
                                                                  Weighted Avg.
Fixed Options                                          Shares     Exercise Price
--------------------------------------------------------------------------------
Outstanding at beginning of period                     992,300         $30.70
Exercised                                              (13,631)        $28.67
Forfeited                                              (57,603)        $29.45
Outstanding and exercisable at end of period           921,066         $30.80
--------------------------------------------------------------------------------



                       Options Outstanding and Exercisable
--------------------------------------------------------------------------------
                            Number       Weighted Avg.
                         Outstanding        Remaining          Weighted Avg.
 Exercise Price          at 12/31/98     Contractual Life      Exercise Price
--------------------------------------------------------------------------------
    $27.00                168,066           7 years                $27.00
    $30.50                344,000           8 years                $30.50
    $32.63                409,000           9 years                $32.63
--------------------------------------------------------------------------------
                          921,066
--------------------------------------------------------------------------------

At the 1999 Annual Meeting of Shareholders, the Company will seek shareholder approval of its Long-Term Performance and Compensation Plan ("Plan"). This Plan, if approved, will allow the Company to issue to key employees stock options and incentive stock options, as well as restricted stock awards and performance stock awards. The total shares to be issued under this Plan will not exceed 10,500,000 shares.

NOTE 7. LONG-TERM DEBT

Gas Facilities Revenue Bonds: Brooklyn Union can issue tax-exempt bonds through the New York State Energy Research and Development Authority. Whenever bonds are issued for new gas facilities projects, proceeds are deposited in trust and subsequently withdrawn to finance qualified expenditures. There are no sinking fund requirements on any of the Company's Gas Facilities Revenue Bonds. At December 31, 1998, Brooklyn Union had $648.5 million of Gas Facilities Revenue Bonds outstanding. The interest rate on the Variable Rate Series due December 1, 2020 is reset weekly and ranged from 2.48% to 4.23% through December 31, 1998, at which time the average rate was 3.90%.

In December 1998, the Company purchased a portfolio of securities representing direct purchase obligations of the United States Government. These securities were placed in trust, irrevocably dedicated to the repayment of certain Gas Facilities Revenue Bonds, thereby effecting an in-substance defeasance of approximately $8.9 million including interest. The in-substance defeasance represented $4 million of outstanding bonds of each of the 6.75% Series 1989A due February 1, 2024 and 6.75% Series 1989B due February 1, 2024. The Company has not been relieved of its obligation and remains the primary obligor for this debt. Based on the accounting requirements of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and the Extinguishment of Liabilities," the liability is not considered extinguished and is recognized on the accompanying Consolidated Balance Sheet.

AUTHORITY FINANCING NOTES: The Company's electric generation subsidiary can also issue tax-exempt bonds through the New York State Energy Research and Development Authority. At December 31, 1998, $24.9 million of Authority Financing Notes were outstanding. The interest rate on these notes is variable and ranged from 2.65% to 4.75% through December 31, 1998 at which time the average rate was 4.10%.

PROMISSORY NOTES: At March 31, 1998, total long-term debt outstanding was $4.497 billion. In accordance with the LIPA Agreement, LIPA has assumed substantially all of the outstanding long-term debt of LILCO except for the 1997 Series A Electric Facilities Revenue Bonds due December 1, 2027 which were assigned to the Company. In accordance with the LIPA Agreement, the Company issued promissory notes to LIPA for $1.048 billion which represented an amount equivalent to the sum of: (i) the principal amount of 7.3% Series Debentures due July 15, 1999 and 8.2% Series Debentures due March 15, 2023 outstanding at May 28, 1998, and (ii) an allocation of certain of the Authority Financing Notes. The promissory notes contain identical terms as the debt referred to in items
(i) and (ii) above.

On November 3, 1998, the Company extinguished a portion of its obligation of the promissory notes to LIPA relating to certain series of bonds that were called by LIPA on December 1, 1998. The Company's obligation for these bonds of $2.1 million consisted of the principal amount and the interest accrued and unpaid. In addition, on December 1, 1998, the Company extinguished a portion of its obligation of the promissory notes on a certain series of bonds due to a mandatory sinking fund redemption payment of $1 million. The carrying value of the promissory notes at December 31, 1998 was $1.045 billion.

The promissory notes issued to LIPA included an allocation for certain of the Authority Financing Notes. Authority Financing Notes Series 1993B due November 1, 2023, Series 1994A due October 1, 2024 and Series 1995A due August 1, 2025 have variable interest rate features in which the interest rate is reset on a weekly basis. The interest rates for these notes ranged from 2.30% to 4.35% during the nine months ended December 31, 1998 at which time the average rate was 4.10%. Authority Financing Notes Series 1985A due March 1, 2016 and Series 1985B due March 1, 2016 have variable interest rate features in which the interest rate is reset on an annual basis. The interest rate for these notes at December 31, 1998 was 3.58%. On March 1, 1999, LIPA converted the variable rate features of these notes to fixed interest rates. Series 1993B, Series 1994A and Series 1995A were converted to a fixed rate of 5.30% and Series 1985A and Series 1985B were converted to a fixed rate of 5.15%.

GENERAL & REFUNDING ("G&R") MORTGAGE BONDS: Upon consummation of the LIPA Transaction, all of the series of G&R Bonds have been assumed and redeemed by LIPA resulting in the termination of the G&R Mortgage.

OTHER LONG-TERM DEBT: THEC has an available line of credit of $150 million which supports borrowings under a revolving loan agreement. Up to $5 million of this line is available for the issuance of letters of credit to support performance guarantees. This credit facility matures on July 1, 2000. At December 31, 1998, borrowings of $133 million were outstanding under this line of credit and $0.4 million was committed under outstanding letter of credit obligations. Borrowings under this facility bear interest, at THEC's option, at rates indexed at a premium to the Federal Funds rate or LIBOR rate, or based on the prime rate. The weighted average interest rate on this debt was 6.44% at December 31, 1998. Covenants related to this line of credit require the maintenance of certain financial ratios and involve other restrictions regarding cash dividends, the purchase or redemption of stock and the pledging of assets. Moreover, at December 31, 1998, THEC had $100 million of 8.625% Senior Subordinated Notes due 2008 outstanding. These notes were issued in a private placement in March 1998 and are subordinate to borrowings under THEC's line of credit.

A subsidiary of the Energy Related Investment segment had borrowings of $67.5 million outstanding at December 31, 1998, at an interest rate of 5.25%. Gulf Midstream Services Partnership ("GMS") was then provided with a loan of $64.8 million that bears interest on commercial terms.

DEBT MATURITY SCHEDULE: The total long-term debt maturing in each of the next five years ending December 31 is as follows: 1999, $398 million; 2000, $1.0 million; 2001, $1.0 million; 2002, $3.5 million; and 2003, $3.5 million.

NOTE 8. CONTRACTUAL OBLIGATIONS,  FINANCIAL INSTRUMENTS AND CONTINGENCIES:

FIXED OBLIGATIONS: Lease costs included in operation expense were $28.9 million in 1998. The future minimum lease payments under various leases, all of which are operating leases, are $22.1 million per year over the next five years and $119.2 million, in the aggregate, for all years thereafter.

FIXED CHARGES UNDER FIRM CONTRACTS: The Company's utility subsidiaries have entered into various contracts for gas delivery, storage and supply services.
The contracts have remaining terms that cover from one to fourteen years. Certain of these contracts require payment of monthly charges in the aggregate amount of $5.1 million per month in all events regardless of the level of service available. Such charges are recovered from utility customers as gas costs.

FAIR VALUE OF FINANCIAL INSTRUMENTS: The fair value of the Company's preferred stock at December 31, 1998 was $471.6 million and the carrying value was $448.0 million.

The Company's long-term debt consists primarily of publicly traded Gas Facilities Revenue Bonds, Authority Financing Notes and Debentures, the fair value of which is estimated on quoted market prices for the same or similar issues. The Authority Financing Notes and Debentures are included in the promissory notes to LIPA. (See Note 2, "Sale of LILCO Assets, Acquisition of KeySpan Energy Corporation and Transfer of Assets and Liabilities to the Company" and Note 7, "Long-Term Debt" for additional information.)

The carrying amounts and fair values of the Company's long-term debt at December 31, 1998 and March 31, 1998 were as follows:


FAIR VALUE                                       (IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------
                                   DECEMBER 31, 1998      March 31, 1998
--------------------------------------------------------------------------------
Gas facilities revenue bonds          687,863                       -
General and refunding bonds                 -               1,288,470
Debentures                                  -               2,407,178
Authority financing notes              24,880                 987,646
Promissory notes                    1,097,226                       -
--------------------------------------------------------------------------------
Total                               1,809,969               4,683,294
================================================================================



CARRYING AMOUNT                                   (IN THOUSANDS OF DOLLARS)
--------------------------------------------------------------------------------
                                   DECEMBER 31, 1998       March 31, 1998
--------------------------------------------------------------------------------
Gas facilities revenue bonds           648,500                      -
General and refunding bonds                  -              1,286,000
Debentures                                   -              2,270,000
Authority financing notes               24,880                940,555
Promissory notes                     1,044,902                      -
--------------------------------------------------------------------------------
Total                                1,718,282              4,496,555

================================================================================

At December 31, 1998, THEC's $100 million 8.625% Senior Subordinated Notes due 2008 had a fair market value of $98 million. All other THEC debt and other subsidiary debt is carried at an amount approximating fair value because interest rates are based on current market rates. All other financial instruments included in the Consolidated Balance Sheet are stated at amounts that approximate fair values.

DERIVATIVE FINANCIAL INSTRUMENTS: The Company's utility, marketing and gas exploration and production subsidiaries employ derivative financial instruments, such as natural gas and oil futures, options and swaps, for the purpose of hedging exposure to commodity price risk.

Utility tariffs applicable to certain large-volume customers permit gas to be sold at prices established monthly within a specified range expressed as a percentage of prevailing alternate fuel oil prices. The Company uses standard New York Mercantile Exchange ("NYMEX") futures contracts to fix profit margins on specified portions of the sales to this market in line with pricing objectives. Implementation of the strategy involves establishment of long (buy) positions in gas futures contracts with offsetting short (sell) positions in oil futures contracts of equivalent energy value. The long gas futures position follows, generally within a range of 80% to 120%, the cost of gas to serve this market while the short oil futures position correspondingly replicates, within the same range, the selling price of gas.

KeySpan Energy Services ("KES"), the Company's gas and electric marketing subsidiary, sells gas at fixed annual rates and utilizes standard NYMEX futures contracts and swaps to fix profit margins. In the swap instruments, which are employed to hedge exposure to basis risk, KES pays the other parties the amount by which the floating variable price (settlement price) is below the fixed price and receives the amount by which the settlement price exceeds the fixed price.

THEC utilizes derivative commodity instruments to hedge future sales prices on a portion of its natural gas production to achieve a more predictable cash flow, as well as to reduce its exposure to adverse price fluctuations of natural gas. Hedging instruments used include swaps, collars and options. With respect to any particular swap transaction, the counter party is required to make a payment to THEC in the event that the settlement price for any settlement period is less than the swap price for such transaction, and THEC is required to make payment to the counter party in the event that the settlement price for any settlement period is greater than the swap price for such transaction. For any particular collar transaction, the counter party is required to make a payment to THEC if the settlement price for any settlement period is below the floor price for such transaction, and THEC is required to make payment to the counter party if the settlement price for any settlement period is above the ceiling price for such transaction. For any particular floor transaction, the counter party is required to make a payment to THEC if the settlement price for any settlement period is below the floor price for such transaction. THEC is not required to make any payment in connection with a floor transaction. For option contracts, THEC has the option, but not the obligation, to buy contracts up to the day before the last trading day for that NYMEX contract.

The following table summarizes the notional amounts and related fair values of the derivative financial instrument positions outstanding at December 31, 1998. Fair values are based on quotes for the same or similar instruments.



----------------------------------------------------------------------------------------------
 Gas: Type of    Fiscal Year of    Fixed Price Per     Volume         Notional
   Contracts        Maturity            Mcf            (Mcf)          Amount        Fair Value
---------------    -----------    -------------    -----------     -----------    ------------
                                                                    (In Thousands of Dollars)
Futures             1999/2000      $1.90-$2.55      12,270,000         $28,295         $24,190

Collars               1999
  Ceiling                             $2.90            280,000            $812               -
  Floor                               $2.40            280,000            $672            $126

Swaps                 1999            $2.50            755,000          $1,887            $534


----------------------------------------------------------------------------------------------
 Oil: Type of    Fiscal Year of   Fixed Price Per     Volume         Notional
   Contracts        Maturity         Gallon          (Gallons)        Amount        Fair Value
---------------    -----------    -------------    -----------     -----------    ------------
                                                                    (In Thousands of Dollars)

Futures               1999         $0.56-$0.58       4,284,000            $476          $1,474
----------------------------------------------------------------------------------------------

As of December 31, 1998, no futures contract extended beyond May 2000. Margin deposits with brokers at December 31, 1998 of $10.7 million were recorded in Other in the Current Assets section of the Consolidated Balance Sheet. Deferred losses on closed positions were $4.0 million at December 31, 1998. Such deferrals are generally recorded in net income within one month.

The  Company's  subsidiaries  are  exposed  to  credit  risk  in  the  event  of nonperformance by counter parties to derivative contracts, as well as nonperformance by the counter parties of the transactions against which they are hedged. The Company believes that the credit risk related to the futures, options and swap contracts is no greater than that associated with the primary contracts which they hedge, as these contracts are with major investment grade financial institutions, and that elimination of the price risk lowers overall business risk.

In addition to the derivative instruments discussed above, at December 31, 1998, THEC had one interest rate swap agreement to exchange the differential between a fixed rate of 6.025% and a market LIBOR rate using an aggregate notional principal of $30.0 million over various 90-day periods from November 1998 through November 1999.

LEGAL MATTERS: From time to time, the Company is subject to various legal proceedings arising out of the ordinary course of its business. Except as described below, the Company does not consider any of such proceedings to be material to its business or likely to result in a material adverse effect on its results of operations or financial condition.

Subsequent to the LIPA Transaction and KeySpan Acquisition, former shareholders of LILCO commenced 13 class action lawsuits in the New York State Supreme Court, Nassau County, against each of the former officers and directors of LILCO and the Company. These actions were consolidated in August 1998. The consolidated action alleges that in connection with certain payments LILCO had determined were payable in connection with the LIPA Transaction and KeySpan Acquisition to LILCO's chairman, and to former officers of LILCO ("Payments"): (i) the named defendants breached their fiduciary duty owed to LILCO and KSE former and/or current Company shareholders as a result of the Payments; (ii) the named defendants intended to defraud such shareholders by means of manipulative, deceptive and wrongful conduct, including materially inaccurate and incomplete news reports and filings with the Securities and Exchange Commission ("SEC"); and (iii) the named defendants recklessly and/or negligently failed to disclose material facts associated with the Payments.

In addition, three shareholder derivative actions have been commenced pursuant to which such shareholders seek the return of the Payments or damages resulting from among other things, an alleged breach of fiduciary duty on the part of the former LILCO officers and directors. One action was brought on behalf of LILCO in federal court. The Company moved to dismiss this action in September 1998. The other two actions were brought on behalf of the Company in New York State Supreme Court, Nassau County. In one of these state court actions, the Company's directors and the recipients of the Payments are also named as defendants.

Finally, two class action securities suits were filed in federal court alleging that certain officers and directors of LILCO violated the federal securities laws by failing to properly disclose that the LIPA Transaction and KeySpan Acquisition would trigger the Payments. These actions were consolidated in October 1998.

On March 17, 1999, the Company signed a Memorandum of Understanding to settle the above-referenced actions, except the federal court derivative action, in exchange for (i) $7.9 million to be distributed (less plaintiffs' attorneys fees) to former LILCO and KSE shareholders and (ii) the Company's agreement to implement certain corporate governance and executive compensation procedures. The entire $7.9 million settlement commitment will be funded from insurance. The parties intend to submit the settlement to the Nassau County Supreme Court for its review and approval. If that Court approves the settlement, the parties will then make an application to the federal court for an order and final judgment, dismissing the three federal court actions, including the federal court derivative action, based, among other things, on the binding effect of the state court judgment.

In addition to the above mentioned actions, a class action lawsuit has also been filed in the New York State Supreme Court, Suffolk County, by the County of Suffolk against LILCO's former officers and/or directors. The County of Suffolk alleges that the Payments were improper, and seeks to recover the Payments for the benefit of Suffolk County ratepayers. The Company moved to consolidate this action with the above-mentioned consolidated action in October 1998.

In October 1998, the County of Suffolk and the Towns of Huntington and Babylon commenced an action against LIPA, the Company, the NYPSC and others in the United States District Court for the Eastern District of New York (the "Huntington Lawsuit"). The Huntington Lawsuit alleges, among other things, that LILCO ratepayers (i) have a property right to receive or share in the alleged capital gain that resulted from the transaction with LIPA (which gain is alleged to be at least $1 billion); and (ii) that LILCO was required to refund to ratepayers the amount of a Shoreham-related deferred tax reserve (alleged to be at least $800 million) carried on the books of LILCO at the consummation of the LIPA Transaction. In December 1998, the plaintiffs amended their complaint. The amended complaint contains allegations relating to the Payments and adds the recipients of the Payments as defendants. In January 1999, the Company was served with the amended complaint.

Finally, certain other proceedings have been commenced relating to the Payments and disclosures made by LILCO with respect thereto. These proceedings include investigations by the New York State Attorney General, the NYPSC and LIPA, joint hearings conducted by two committees of the New York State Assembly, and an informal, non-public inquiry by the SEC. In December 1998, the Company settled with LIPA and the NYPSC. The agreement included a payment of $5.2 million by the Company to LIPA that will be used by LIPA to supply postage-paid bill return envelopes to customers for the next three years. The Company also agreed to fully reimburse and indemnify LIPA for costs incurred by LIPA, amounting to approximately $765,000, for attorneys and other consultants involved in the investigation. Such amounts are not covered by insurance. The Company is cooperating fully with the investigations of the New York State Attorney General and the SEC. To date, no action has been taken either by the New York State Attorney General or the SEC.

At this time the Company is unable to determine the outcome of the ongoing proceedings, or any of the remaining lawsuits described above.

THE CLASS SETTLEMENT: The Class Settlement, which became effective in June 1989, resolved a civil lawsuit against LILCO brought under the federal Racketeer Influenced and Corrupt Organizations Act. The lawsuit, which the Class Settlement resolved, had alleged that LILCO made inadequate disclosures before the NYPSC concerning the construction and completion of nuclear generating facilities. The Class Settlement provided electric customers with rate reductions of $390.0 million that were being reflected as adjustments to their monthly electric bills over a ten-year period which began on June 1, 1990. Upon its effectiveness, a liability was recorded for the Class Settlement on a present value basis at $170.0 million. The Class Settlement obligation of approximately $75.0 million at December 31, 1998 reflects the present value of the remaining reductions to be refunded to customers. The reduction in the present value of this liability has been included in the accompanying Consolidated Income Statement. As a result of the LIPA Transaction, LIPA will reimburse the remaining balance to its electric customers as an adjustment to their monthly electric bills. The Company will then, in turn, reimburse LIPA on a monthly basis for such reductions on the customer's monthly bill. The Company remains ultimately obligated for the refund of the Class Settlement.

ENVIRONMENTAL MATTERS: The Company has recorded a $130.3 million liability associated with investigation and remedial obligations with respect to nine of the Company's former manufactured gas plants ("MGP"). Three of these MGP sites are associated with Brooklyn Union's operations or its predecessors; six MGP sites are associated with the operations of Brooklyn Union of Long Island or its predecessors. With respect to the former Brooklyn Union MGP sites, a total of $48.3 million has been accrued representing the best estimate of remedial costs for one site and the minimum range of an estimate for the investigation and/or remediation of the other sites. With respect to Brooklyn Union of Long Island MGP sites, a total of $82 million has been reserved as a minimum of an estimated range of costs for the six sites which will be investigated/remediated pursuant to upcoming Administrative Orders on Consent ("ACO's") with the New York State Department of Environmental Conservation ("DEC"). As the Company continues its investigations and makes remedial decisions pursuant to its ACO obligations, the environmental conditions at each site will be clarified and the Company's total remedial obligations are likely to be higher.

Under prior rate orders, the NYPSC has allowed recovery of investigation costs related to certain Brooklyn Union MGP sites. Therefore, at December 31, 1998, the Company had reflected a total remaining regulatory asset of approximately $100.5 million. The Company believes that current rate plans in effect provide for recovery of environmental costs.

NOTE 9. KSE AND SUBSIDIARIES

The following is the condensed consolidated statement of income for KSE and its subsidiaries for the eight months ended May 28, 1998. As a result of purchase accounting, such amounts have been excluded from the financial statements of the Company and are disclosed here for informational purposes. The financial statements for KSE's most recent fiscal year end were as of September 30, 1997.

                             KSE AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  FOR THE PERIOD OCTOBER 1, 1997 - MAY 28, 1998
                           (In Thousands of Dollars)


                                             Eight Months Ended
                                                   May 28, 1998
          -----------------------------------------------------
          Operating revenues                       $  1,173,052
          Operating expenses                          1,029,981
          Operating income                              143,071
          Other income                                    7,385
          Interest charges                               30,495
          -----------------------------------------------------
          Income available for common stock       $     119,961
          -----------------------------------------------------
          Earnings per share                   $           2.35
          -----------------------------------------------------

Consolidated earnings for the eight months ended May 28, 1998 were $120.0 million, or $2.35 per share. Core utility operations contributed $136.7 million or $2.68 per share. THEC contributed $12.5 million or $0.24 per share to earnings, while Energy Related Investments had a loss of $6.2 million or $0.12 per share and Energy Related Services showed a loss of $6.5 million or $0.13 per share, reflecting the effect of various costs related to market development. Utility results reflected the favorable effect of gas heating sales during the prime heating months of November through April when total annual gas revenues are substantially realized. Losses are incurred for the period May through September and have not been reflected in these results. In addition, $16.5 million or $0.32 per share of primarily merger related expenses were recorded by KSE's administrative and service area and were not allocated to KSE's subsidiaries. Cash provided by operating activities for the eight months ended May 28, 1998 was $253.6 million and cash provided by financing activities was $5.5 million. For the eight months ended May 28, 1998 cash used in investing activities was $130.9 million and at May 28, 1998 KSE had cash and temporary cash investments of $165.2 million.

NOTE 10. BUSINESS SEGMENTS

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Company Information," requires the reporting of certain financial information by business segments. The Company has six reportable segments: Gas Distribution, Electric Services, Gas Exploration and Production, Energy Related Investments, Energy Related Services and Other. The Gas Distribution reportable segment consists of the two gas distribution companies serving customers in the New York City boroughs of Brooklyn, Staten Island and Queens and the Long Island counties of Nassau and Suffolk. The Electric Services reportable segment consists of subsidiaries that own and operate oil and gas fired generating plants, and through long term contracts, manage the electric T&D system, the fuel and electric purchases, and the off-system sales for LIPA. The Gas Exploration and Production reportable segment, consisting of THEC, is engaged in gas and oil exploration and production, and the development and acquisition of domestic natural gas and oil properties. Subsidiaries included in the Energy Related Investments segment have investments in natural gas pipelines, midstream natural gas processing and gathering facilities and gas storage facilities. The Energy Related Services segment consists of subsidiaries that primarily provide gas and electric marketing and related energy systems installation, appliance service contracts and management services to customers primarily in the New York City metropolitan area. The Other reportable segment represents unallocated administrative expenses of the Company.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company's reportable segments are strategic business units that are managed separately because of their different operating and regulatory environments. The reportable segment information is as follows:



                                                                    Energy       Energy
                         Gas         Electric    Gas Exploration     Related      Related                Reconciling
                     Distribution    Services    and Production    Investments    Services    Other      Eliminations   Consolidated
                     ---------------------------------------------------------------------------------------------------------------
9 MONTHS ENDED                                                                                             (IN THOUSANDS OF DOLLARS)
DECEMBER 31, 1998

Revenues                  851,656       753,636        70,812         117        62,435       171,414        (188,218)     1,721,852

Depreciation and
amortization               57,351        45,900       177,114         216         1,117        13,166               -        294,864

Interest income                 -             -             -           -             -        49,200               -         49,200

Interest expense           60,678        69,953         3,870           -             -        58,682         (54,468)       138,715

Income (loss) before
special charges             8,582        57,119         2,218      (4,186)       (3,708)        2,959               -        62,984*

Loss from equity method
subsidiaries                    -             -             -      (5,842)            -             -               -        (5,842)

Total assets            3,919,311     1,456,094       569,454     428,746       116,940    12,151,745     (11,747,188)     6,895,102

Investment in equity
method subsidiaries             -             -             -     341,346             -             -               -        341,346

Capital expenditures      128,405        54,090       182,729     231,791        28,421        51,127               -        676,563


          *Excludes special charges of $258.5 million after-tax. See Note 11 - Costs Related to the LIPA Transaction ges. and Special Charges.

          Electric Services revenues from LIPA, its only customer, of $408.3 million for the nine months ended December 31, 1998 represents approximately 24% of the Company's consolidated revenue during that period.

          Reconciling  items  include  intercompany  revenues  and  intercompany
          interest  expense  and  the  elimination  of  intercompany   ownership
          interests within the affiliated entities.


                                                                  Energy       Energy
                         Gas        Electric   Gas Exploration    Related      Related                    Reconciling
                     Distribution   Services   and Production   Investments    Services       Other       Eliminations  Consolidated
                     ---------------------------------------------------------------------------------------------------------------
12 MONTHS ENDED                                                                                            (IN THOUSANDS OF DOLLARS)
MARCH 31, 1998

Revenues                  645,659     2,478,435             -           -             -             -               -      3,124,094

Depreciation and
amortization               38,584       131,186             -           -             -             -               -        169,770

Interest expense           52,409       352,064             -           -             -             -               -        404,473

Net income                 33,815       276,612             -           -             -             -               -        310,427

Total assets            1,444,745    10,455,980             -           -             -             -               -     11,900,725

Capital expenditures       78,897       218,333             -           -             -             -               -        297,230

                                                                        Energy       Energy
                         Gas        Electric       Gas Exploration     Related      Related               Reconciling
                     Distribution   Services        and Production    Investments    Services    Other    Eliminations  Consolidated
                     ---------------------------------------------------------------------------------------------------------------
3 MONTHS ENDED                                                                                             (IN THOUSANDS OF DOLLARS)
MARCH 31, 1997

Revenues                  293,391       557,791             -           -             -             -               -        851,182

Depreciation and
Amortization                7,827        31,993             -           -             -             -               -         39,820

Interest Expense           13,708        92,170             -           -             -             -               -        105,878

Net Income                 46,925        27,803             -           -             -             -               -         74,728

Total Assets            1,267,600    10,582,400             -           -             -             -               -     11,850,000

Capital Expenditures       15,804        46,675             -           -             -             -               -         62,479



                                                                      Energy       Energy
                         Gas            Electric   Gas Exploration     Related      Related              Reconciling
                     Distribution       Services   and Production    Investments    Services    Other    Eliminations   Consolidated
                     ---------------------------------------------------------------------------------------------------------------
12 MONTHS ENDED                                                                                            (IN THOUSANDS OF DOLLARS)
DECEMBER 31, 1996

Revenues                  684,260     2,466,435             -           -             -             -               -      3,150,695

Depreciation and
amortization               43,147       128,534             -           -             -             -               -        171,681

Interest expense           54,811       392,818             -           -             -             -               -        447,629

Net income                 38,471       225,777             -           -             -             -               -        264,248

Total assets            1,460,600    10,749,400             -           -             -             -               -     12,210,000

Capital expenditures       76,938       214,680             -           -             -             -               -        291,618

NOTE 11. COSTS RELATED TO THE LIPA TRANSACTION AND SPECIAL CHARGES

Special charges for the nine months ended December 31, 1998 were $258.5 million after-tax. These charges reflected, in part, non-recurring charges associated with the LIPA Transaction of $107.9 million after-tax. Costs relating to the LIPA Transaction principally reflected taxes associated with the sale of assets (the "Transferred Assets") to the Company by LIPA; the write-off of certain regulatory assets that were no longer recoverable under various LIPA agreements; and other transaction costs incurred to consummate the LIPA Transaction. These charges were offset, in part, by tax benefits relating to the deferred federal income taxes necessary to account for the difference between the carryover basis of the Transferred Assets for financial reporting purposes and the new increased tax basis of the assets, and tax benefits recognized on the funding of post-employment benefits for employees of the successor company.


Further, the Company incurred charges related to the KeySpan Acquisition of $83.5 million after-tax. These charges reflected a $42.0 million after-tax charge for an early retirement program initiated by the Company in December 1998 in which approximately 600 employees participated, and a $41.5 million after-tax charge for the write-off of a customer billing system that was in development. Also, in December 1998, the Company made a $20.0 million donation ($13.0 million after-tax) to establish the KeySpan Foundation, a not-for-profit philanthropic foundation that will make donations to local charitable community organizations.

Special charges also reflected an after-tax impairment charge of $54.1 million, which represented the Company's share of the impairment charge, recorded by the Company's gas and oil exploration and production subsidiary to reduce the value of its proved gas reserves in accordance with the asset ceiling test limitations of the Securities and Exchange Commission applicable to gas exploration and development operations accounted for under the full cost method.

NOTE 12. SUPPLEMENTAL DISCLOSURE OF KSE AND SUBSIDIARIES (UNAUDITED)

For the twelve months ended December 31, 1998 net income of the consolidated entities comprising KSE was $12.5 million compared to $126.3 million for the 1997 corresponding period. Net income in 1998 was affected by rate reductions to gas utility customers; significantly warmer than normal weather during the period; certain special charges associated with the KeySpan Acquisition of $23.5 million after-tax, including charges associated with the early retirement program; and an impairment charge of $54.1 million after-tax to reduce the value of proved gas reserves. Energy Related Investment earnings for the twelve months ended December 31, 1997 reflected the sale of certain subsidiary properties for $15.2 million after-tax. Consolidated net income together with the effect of special charges, is set forth in the following table:

KSE AND SUBSIDIARIES

                                Twelve Months       Twelve Months
Results of Operations               Ended               Ended
(In Thousands of Dollars)      December 31, 1998  December 31, 1997
------------------------------ ---------------- -----------------
Gas Distribution                        $99,406           $93,205
Gas Exploration and Production            8,995            15,774
Energy Related Investments               (6,098)           21,669
Energy Related Services                  (9,119)           (3,896)
Other                                    (3,136)             (487)
Income before special charges            90,048           126,265
Special charges                         (77,591)                -
------------------------------ ---------------- -----------------
Consolidated net income                 $12,457          $126,265
============================== ================ =================

Earnings from Gas Distribution operations for the twelve months ended December 31, 1998 were impacted by synergy savings-related rate reductions of $23.9 million effective May 29, 1998. Brooklyn Union core customers have received the benefits of these reductions before actual savings could be achieved. Moreover, in 1998 results were affected by significantly warmer than normal weather. Weather was 18% warmer than normal in 1998 as compared to normal weather experienced in 1997. The effects of weather on Gas Distribution revenues is largely mitigated by the weather normalization adjustment included in Brooklyn Union's tariff; nevertheless, significant fluctuations in normal weather will affect revenues collected from heating customers. The effects of the rate reduction and the significantly warmer winter heating season reduced net revenues, revenues less gas costs, by $24.2 million for the twelve months ended December 31, 1998 as compared to the corresponding period last year.

The aforementioned variations in net revenues were totally offset by cost reduction measures and re-engineering processes employed by KSE during the past few years. Further, operation and maintenance expense was lower in 1998 due to the exceptionally warm weather experienced. Earnings from gas utility operations provided an equity return, including discrete incentives, of 13.6% for the rate year ending September 30, 1998 as compared to 13.5% for the rate year ending September 30, 1997.

Earnings from Gas Exploration and Production activities in 1998 and 1997 reflected the continued expansion of operations, primarily in Texas and the Gulf of Mexico, by THEC. Earnings in 1998, however, were significantly affected by low gas production prices. Included in special charges above, is an after-tax charge of $54.1 million representing the Company's share of an impairment charge recorded by THEC to reduce the value of its investment in proved gas reserves in accordance with the asset ceiling test limitations of the Securities and Exchange Commission.

Revenues from gas production activities increased in 1998 as compared to 1997 by approximately 9% due primarily to the continued development of additional natural gas properties acquired by THEC during the past three years. The benefits derived from increased production levels, however, were partially offset, by decreases in average realized prices. In 1998, production was 62.8 billion cubic feet (BCFe), or 11.5 BCFe above the level of production last year. In 1998, wellhead prices averaged $1.96 per MCF compared with $2.45 per MCF in 1997. The effective price realized (average wellhead price received for production including recognized hedging gains and losses) was $2.02 per MCF in 1998 compared with $2.25 per MCF in 1997. Further, operating expenses, including, depreciation, depletion and amortization expense, increased by approximately 30% for the year ended December 31, 1998 as compared with the year ended December 31, 1997 due primarily to increased production activity.

Earnings from the Energy Related Investments segment consists of results from the Company's 20% interest in the Iroquois Gas Transmission System LP , investments in The Premier Transco Pipeline and Phoenix Natural Gas in Northern Ireland and investments in midstream natural gas assets in Western Canada owned jointly with Gulf Canada Resources Limited. Results from these investments, for the year ended December 31, 1998, reflected the start-up nature of their operations, while results relating to the investment in the Iroquois Gas Transmission System for 1998 and 1997 were consistent with management's expectations and reflected after-tax earnings of $6.5 million. The Company completed its acquisition of midstream natural gas assets in Western Canada in

December 1998, and therefore, earnings from this investment will begin to be realized in fiscal year 1999. Results also reflected costs to settle certain contracts associated with the sale of the Company's domestic cogeneration investments and fuel management operations, which took place in 1997. Earnings in 1997 primarily reflected the sale of certain Canadian properties and the sale of domestic cogeneration investments and fuel management operations.

Subsidiaries comprising the Energy Related Services segment incurred losses for the past two years reflecting the start-up nature of their operations. Included in this business segment are operations which market gas and electricity and arrange transportation and related services, largely to retail customers, including those served by the Company's gas distribution subsidiaries. In addition, these subsidiaries provide a variety of technical and maintenance services to customers that operate commercial and industrial facilities and provide appliance repair service to residential customers, all located within the New York City metropolitan area. During the past two years, the Company has acquired an engineering firm, and major heating, ventilation and air conditioning contractors and has integrated these operations into its strategies for future growth.

Results from the Other segment reflected certain costs associated with corporate and administrative functions that were not allocated to various business segments.

NOTE 13.  DISAGGREGATED CONDENSED BALANCE SHEET (UNAUDITED)

Set forth below is LILCO's condensed balanced sheet at May 28, 1998, which has been disaggregated to reflect the effects of the LIPA Transaction. The assets, capitalization and liabilities attributable to KeySpan subsidiaries represent LILCO's transfer of its gas and generation business to KeySpan subsidiaries. The assets, capitalization and liabilities attributable to LIPA represent those items that have been acquired or assumed by LIPA through its acquisition of LILCO's common stock. All such amounts exclude the proceeds from the sale of common stock to LIPA. For a further discussion of the LIPA Transaction, see Note 2, "Sale of LILCO Assets, Acquisition of KeySpan Energy Corporation and Transfer of Assets and Liabilities to the Company."


                                                            (In Millions of Dollars)
------------------------------------------------------------------------------------
                                                    Allocation of Assets/Liabilities
                                                    --------------------------------
                                                         KeySpan
                                         LILCO        Subsidiaries       LIPA
------------------------------------------------------------------------------------
ASSETS
Total net utility plant                 $   3,853.6    $     1,798.0    $   2,055.6
------------------------------------------------------------------------------------
Regulatory assets
  Shoreham related                           4,692.4             -          4,692.4
  Regulatory tax asset                       1,660.9             -          1,660.9
  Other                                        681.4           445.9          235.5
------------------------------------------------------------------------------------
Total regulatory assets                      7,034.7           445.9        6,588.8
Nonutility property and other investments       52.1            33.1           19.0
Current assets                               1,083.1           397.0          686.1
Deferred charges                                87.2            33.2           54.0
------------------------------------------------------------------------------------
Total assets                            $   12,110.7   $     2,707.     $   9,403.5
====================================================================================

CAPITALIZATION AND LIABILITIES
Capitalization
  Long-term debt, including current
       maturities                       $    4,383.1   $        24.4    $    4,358.7
  Promissory notes                               -           1,047.9       (1,047.9)
  Preferred stock, including current           659.6           438.0          221.6
       maturities
  Common shareholders' equity           $    2,682.6           181.8        2,500.8
------------------------------------------------------------------------------------
Total capitalization                         7,725.3         1,692.1        6,033.2
Regulatory liabilities                         380.7            68.4          312.3
Current liabilities                          1,103.8           752.3          351.5
Deferred credits                             2,708.7             1.5        2,707.2
Operating reserves                             192.2           192.9          ( 0.7)
------------------------------------------------------------------------------------
Total capitalization and liabilities    $   12,110.7   $     2,707.2    $   9,403.5
====================================================================================

Note 14.  Supplemental Gas and Oil Disclosures (Unaudited)

This information includes amounts attributable to a 36% minority interest in THEC at December 31, 1998 and a 34% minority interest in 1997 and 1996. Gas and oil operations, and reserves, were predominantly located in the United States in all years.


CAPITALIZED COSTS RELATING TO GAS AND OIL PRODUCING ACTIVITIES
-----------------------------------------------------------------------------------------------------------
At December 31,                                                                    1998                1997
-----------------------------------------------------------------------------------------------------------
                                                                      (In Thousands of Dollars)
Unproved properties not being amortized                                        $145,317            $104,075
Properties being amortized - productive and nonproductive                       828,168             566,868
-----------------------------------------------------------------------------------------------------------
Total capitalized costs                                                         973,485             670,943
Accumulated depletion                                                          (438,974)           (229,776)
-----------------------------------------------------------------------------------------------------------
  Net capitalized costs                                                        $534,511            $441,167
-----------------------------------------------------------------------------------------------------------

The following is a break-out of the costs (in thousands of dollars) which are excluded from the amortization calculation as of December 31, 1998, by year of acquisition: 1998 - $68,931 1997 - $34,259 and prior years $42,127 . The Company cannot accurately predict when these costs will be included in the amortization base, but it is expected that these costs will be evaluated within the next five years.

COSTS INCURRED IN PROPERTY ACQUISITION, EXPLORATION AND DEVELOPMENT ACTIVITIES
---------------------------------------------------------------------------------------------------
Year Ended December 31,                              1998                 1997                1996
---------------------------------------------------------------------------------------------------
                                     (In Thousands of Dollars)
Acquisition of properties-
  Unproved properties                             $33,803              $16,613             $23,317
  Proved properties                               162,083               24,007              94,774
Exploration                                        55,611               44,119              27,398
Development                                        51,046               59,244              31,243
---------------------------------------------------------------------------------------------------
Total costs incurred                             $302,543             $143,983            $176,732
---------------------------------------------------------------------------------------------------


RESULTS OF OPERATIONS FROM GAS AND OIL PRODUCING ACTIVITIES
-----------------------------------------------------------------------------------------------------------
Year Ended December 31,                                      1998                 1997                1996
-----------------------------------------------------------------------------------------------------------
                                             (In Thousands of Dollars)
Revenues from gas and oil
  producing activities-
Sales to unaffiliated parties                            $127,124             $116,349             $64,864
----------------------------------------------------------------------------------------------------------
Revenues                                                  127,124              116,349              64,864
----------------------------------------------------------------------------------------------------------
Production and lifting costs                               21,166               18,379              12,201
Depletion                                                 209,838               59,081              33,732
----------------------------------------------------------------------------------------------------------
Total expenses                                            231,004               77,460              45,933
----------------------------------------------------------------------------------------------------------
Income before taxes                                      (103,880)              38,889              18,931
Income taxes                                              (37,410)              12,397               5,192
----------------------------------------------------------------------------------------------------------
Results of gas and oil producing
  activities (excluding corporate
  overhead and interest costs)                           ($66,470)             $26,492             $13,739
----------------------------------------------------------------------------------------------------------

The gas and oil reserves information is based on estimates of proved reserves attributable to THEC's interest as of December 31 for each of the years presented. These estimates principally were prepared by independent petroleum consultants. Proved reserves are estimated quantities of natural gas and crude oil which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.


The standardized measure of discounted future net cash flows was prepared by applying year-end prices of gas and oil to the proved reserves, except for those reserves devoted to future production that is hedged. Such reserves are priced at their respective hedged amounts. The standardized measure does not purport, nor should it be interpreted, to present the fair value of THEC's gas and oil reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.



Reserve Quantity Information
Natural Gas (MMcf)
At December 31,                                                       1998                1997                   1996
---------------                                                       ----                ----                   ----
Proved reserves-
  Beginning of year                                                330,601             320,474                195,946
  Revisions of previous estimates                                   (4,656)            (18,743)                (8,665)
  Extensions and discoveries                                        67,272              75,651                 21,445
  Production                                                       (61,479)            (50,310)               (31,215)
  Purchases of reserves in place                                   139,994               3,778                143,688
  Sales of reserves in place                                        (1,285)               (249)                  (725)
Proved reserves-
  End of year                                                      470,447             330,601                320,474
Proved developed reserves-
  Beginning of year                                                256,632             236,544                162,784
  End of year                                                      369,931             256,632                236,544


Crude Oil, Condensate and Natural Gas Liquids (MBbls)
At December 31,                                                       1998                1997                   1996
---------------                                                       ----                ----                   ----
Proved reserves-
  beginning of year                                                  1,077               1,131                    889
  Revisions of previous estimates                                     (105)                (62)                  (157)
  Extensions and discoveries                                           249                 184                    198
  Production                                                          (225)               (171)                  (118)
  Purchases of reserves in place                                       665                   1                    361
  Sales of reserves in place                                           (11)                 (6)                   (42)
Proved reserves-
  end of year                                                        1,650               1,077                  1,131
Proved developed reserves-
  Beginning of year                                                    914               1,013                    774
  End of year                                                        1,498                 914                  1,013


Standardized Measure of Discounted Future Net Cash Flows Relating to
Proved Gas and Oil Reserves
At December 31,                                                       1998                1997
---------------                                                       ----                ----
                                                                      (In Thousands of Dollars)
Future cash flows                                                 $878,448            $781,336
Future costs-
  Production                                                      (153,567)           (135,437)
  Development                                                     (103,915)            (84,658)
Future net inflows
  before income tax                                                620,966             561,241
Future income taxes                                                (89,032)           (124,510)
Future net cash flows                                              531,934             436,731
10% discount factor                                               (135,874)           (121,351)
Standardized measure of
  discounted future net
  cash flows                                                      $396,060            $315,380




Changes in Standardized Measure of Discounted Future Net Cash Flows from
Proved Reserve Quantities
Year Ended December 31,                                               1998                1997                   1996
-----------------------                                               ----                ----                   ----
                                                                      (In Thousands of Dollars)
Standardized measure -
  beginning of year                                               $315,380            $452,582               $171,459
Sales and transfers, net of
  production costs                                                (105,958)            (97,968)               (52,663)
Net change in sales and
  transfer prices, net of
  production costs                                                (104,137)           (223,169)               145,385
Extensions and discoveries and
  improved recovery, net of
  related costs                                                     72,333             114,893                 46,616
Changes in estimated future
  development costs                                                 (6,656)            (20,499)               (14,068)
Development costs incurred
  during the period that reduced
  future development costs                                          15,891              16,154                 19,594
Revisions of quantity estimates                                     (4,982)            (23,156)               (19,132)
Accretion of discount                                               37,706              57,700                 20,652
Net change in income taxes                                          44,812              62,733                (89,353)
Net purchases of reserves in place                                 155,259               1,855                250,990
Changes in production rates
  (timing) and other                                               (23,588)            (25,745)               (26,898)
Standardized measure -
  end of year                                                     $396,060            $315,380               $452,582



AVERAGE SALES PRICES AND PRODUCTION COSTS PER UNIT
------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                                          1998                1997              1996
------------------------------------------------------------------------------------------------------------------------------
    Natural gas ($/MCF)                                                          1.96                2.45              2.35

    Oil, condensate and natural gas liquid ($/Bbl)                              12.18               18.33             21.53

    Production cost per equivalent MCF ($)                                       0.26                0.28              0.34
------------------------------------------------------------------------------------------------------------------------------


ACREAGE
------------------------------------------------------------------------------------------------------------------------------
At December 31, 1998                                                                                Gross               Net
------------------------------------------------------------------------------------------------------------------------------
    Producing                                                                                     297,360           197,902
    Undeveloped                                                                                   317,049           282,822
------------------------------------------------------------------------------------------------------------------------------


NUMBER OF PRODUCING WELLS
------------------------------------------------------------------------------------------------------------------------------
At December 31, 1998                                                                                Gross               Net
------------------------------------------------------------------------------------------------------------------------------
    Gas wells                                                                                       1,239               803
    Oil wells                                                                                           8                 3
------------------------------------------------------------------------------------------------------------------------------


DRILLING ACTIVITY (Net)
------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                             1998                         1997                         1996
------------------------------------------------------------------------------------------------------------------------------
                                       Producing     Dry   Total   Producing      Dry   Total   Producing      Dry    Total
------------------------------------------------------------------------------------------------------------------------------
    Net developmental wells                 19.2     4.6    23.8        29.3      8.5    37.8         7.0      1.0      8.0
    Net exploratory wells                    1.6     4.2     5.8         3.8      2.9     6.7         4.3      4.4      8.7
------------------------------------------------------------------------------------------------------------------------------



WELLS IN PROCESS
------------------------------------------------------------------------------------------------------------------------------
At December 31, 1998                                                                                Gross               Net
------------------------------------------------------------------------------------------------------------------------------
    Exploratory                                                                                       2.0               0.7
    Developmental                                                                                     3.0               0.6


   *Represents the cash price received which excludes the effect of any hedging transactions.


NOTE 15. KEYSPAN GAS EAST CORPORATION SUMMARY FINANCIAL DATA

KeySpan Gas East Corporation d/b/a Brooklyn Union of Long Island, is a wholly owned subsidiary of KeySpan Corporation. KeySpan Gas East was formed on May 7, 1998 and on May 28, 1998 acquired substantially all of the assets related to the gas distribution business of LILCO immediately prior to the LIPA Transaction. KeySpan Gas East provides gas distribution services to customers in the Long
Island counties of Nassau and Suffolk and the Rockaway peninsula of Queens county. KeySpan Gas East is proposing to issue securities which will be fully and unconditionally guaranteed by its parent, KeySpan Corporation.

Prior to the LIPA Transaction, the gas distribution operations of LILCO were included as part of its gas and electric operations. The summarized balance sheet information for gas operations presented herein at March 31, 1998 has been derived from LILCO's balance sheet as of that date. Certain of LILCO's balance sheet accounts were recorded in its books and records as directly related to its gas operations and include the following: gas utility plant, regulatory assets, non-utility property, gas in storage, materials and supplies, and accrued unbilled revenues. These assets represented approximately 85% of the total gas operations assets.

The following major balance sheet accounts common to both LILCO's gas and electric operations as of March 31, 1998 have been allocated/determined based on the following:

Customer Accounts Receivable
Customer accounts receivable were based upon the percentage of revenues generated by the gas distribution operations as compared to the combined revenues of both the gas and electric operations for the previous three month period.

Common Utility Plant
Common utility plant was based upon an annual study of the utilization of common facilities by the gas and electric operations of LILCO.

Capitalization
Capitalization  was  based  upon an  allocation  using  gas  utility  plant as a
percentage  of  total  utility  plant,   (including   certain  electric  related
regulatory assets), adjusted for appropriate deferred federal income taxes.

Accounts Payable and Accrued Expenses
Certain payables and accrued expenses were based on specific identification where appropriate, such as purchased gas costs, and materials and supplies associated with gas operations. Employee related payables, such as, employee welfare expenses and accrued vacation were allocated to gas operations based upon an analysis of direct labor costs associated with gas operations as a percentage of total labor costs. Certain miscellaneous accrued expenses were allocated to gas operations utilizing an administrative and general allocation methodology, which was based on plant, revenues and payroll.

Operating Reserves
Operating reserves, specifically other postretirement benefits and employee benefits, and workers compensation were based upon an analysis of direct labor costs associated with gas operations as a percentage of total labor costs. Environmental reserves associated with investigation and remediation of MGP sites formerly owned by LILCO were directly related to gas operations.

Prior to the LIPA Transaction, certain of LILCO's income statement accounts were recorded in its books and records as directly related to its gas operations. These items include: revenues, purchased gas costs, certain operations and maintenance ("O&M") expenses, depreciation of gas utility plant, revenue taxes, certain other income and deductions, and federal income taxes.

Certain income and expense accounts common to both LILCO's gas and electric operations prior to the LIPA Transaction have been allocated/determined based on the following basis, which is consistent with the methodology utilized by the NYPSC to establish rates:

Common O&M Expenses, Operating Taxes (excluding revenue taxes) and Miscellaneous Income and Deductions
Based upon methodologies employing: number of active meters; revenues; utility plant; and labor associated with gas operations, as a percentage of total operations.

Interest Income, Interest Expense and Preferred Stock Dividend Requirements These amounts were allocated based upon gas utility plant as a percentage of total utility plant, (including certain electric related regulatory assets), adjusted for appropriate deferred federal income taxes.

Depreciation on Common Plant
Based upon an annual study of the utilization of common facilities by the gas and electric operations of LILCO.

The Company believes that the basis of allocation described above is reasonable. Reported results of operations and the financial position of LILCO's gas operations may have been different if such operations were conducted as a separate subsidiary of LILCO, rather than as part of a combined integrated gas and electric company.

Certain common assets which were previously part of LILCO's operations prior to May 28, 1998 have been transferred to other subsidiaries of KeySpan (e.g. common plant, inventory, etc. ). Income and expenses related to these assets prior to May 28, 1998 have been allocated in the accompanying summarized financial data. After May 28, 1998, KeySpan Gas East has been charged by affiliated companies for the use of these assets, resulting in an operating expense of $7.2 million for the nine months ended December 31, 1998.

The following represents summarized financial data for KeySpan Gas East.


                                             (IN THOUSANDS OF DOLLARS)

                               December 31, 1998       March 31, 1998
-------------------------- ---------------------   --------------------
Total current assets                     256,186              216,051
Total noncurrent assets                1,330,661            1,264,281
Total current liabilities                505,784              173,476
Total noncurrent liabilities
including long-term debt                 467,736              881,554
Net Assets (1)                           613,327              425,302
-------------------------- ---------------------   --------------------



                                                     (IN THOUSANDS OF DOLLARS)

                  Nine Months Ended    12 Months Ended  Three Months Ended   12 Months Ended
                  December 31, 1998    March 31, 1998   March 31, 1997       December 31, 1996
----------------- ----------------     --------------   ----------------     ---------------
Revenues                   356,634        645,659          293,391             684,260
Operating Income (2)        24,854        122,651           88,784             124,368
Net (Loss) Income          (11,891)        40,558           48,605              44,960
----------------- ----------------     --------------   ----------------     ---------------

(1) Net Assets reflect total assets less current and noncurrent liabilities. Intercompany accounts receivable are included in current assets and long-term intercompany accounts payable are included in non-current liabilities.
(2) Operating income reflects revenues less cost of gas and operating expenses. Operating expenses include the following expenses: operations and maintenance, depreciation and amortization and operating taxes.
      Further, for the nine months ended December 31, 1998 operating income includes before-tax charges of $8.7 million reflecting KeySpan Gas East's portion of an early retirement program implemented by the parent.

REPORT OF ARTHUR ANDERSEN LLP, INDEPENDENT PUBLIC ACCOUNTANTS

To the  Shareholders  and Board of Directors  of  MarketSpan  Corporation  d/b/a
   KeySpan Energy:

We have audited the accompanying Consolidated Balance Sheet and Consolidated Statement of Capitalization of MarketSpan Corporation (a New York corporation) and subsidiaries as of December 31, 1998 and the related Consolidated Statements of Income, Retained Earnings and Cash Flows for the nine months ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position and capitalization of MarketSpan Corporation and subsidiaries as of December 31, 1998 and the results of their operations and their cash flows for the nine months ended December 31, 1998, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in Item 14 is the responsibility of the Company's management and is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.



ARTHUR ANDERSEN LLP




February 12, 1999
New York, New York

REPORT OF ERNST & YOUNG LLP, INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Long Island Lighting Company:

We have audited the accompanying Balance Sheet of Long Island Lighting Company and the related Statement of Capitalization as of March 31, 1998 and the related Statements of Income, Retained Earnings and Cash Flows for the twelve months ended March 31, 1998, the three months ended March 31, 1997 and the year ended December 31, 1996. Our audits also included the financial statement schedule listed in the index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Long Island Lighting Company at March 31, 1998 and the results of its operations and its cash flows for the twelve months ended March 31, 1998, the three months ended March 31, 1997 and the year ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

During the year ended March 31, 1998 the Company changed its method of accounting for revenues provided for under the Rate Moderation Component.


ERNST & YOUNG LLP




May 22, 1998
Melville, New York